UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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MEDICIS PHARMACEUTICAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2008

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Medicis Pharmaceutical Corporation (“Medicis,” “we” or “our”) to be held on May 20, 2008, at 9:30 a.m. local time, at the Hyatt Regency Scottsdale Resort and Spa at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona.

At this year’s annual meeting you will be asked to:  (i) elect three directors to serve for a three year term; (ii) ratify the selection of our independent registered public accountants; and (iii) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for directors and ratification of the Audit Committee’s selection of independent registered public accountants are in the best interests of Medicis and its stockholders, and, accordingly, recommends a vote “FOR” election of the three nominees for directors and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

Jason D. Hanson,
Executive Vice President, General Counsel
and Corporate Secretary

MEDICIS PHARMACEUTICAL CORPORATION
8125 North Hayden Road
Scottsdale, Arizona 85258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2008

To the Stockholders of Medicis Pharmaceutical Corporation (“Medicis”):

We will hold an annual meeting of stockholders of Medicis at the Hyatt Regency Scottsdale Resort and Spa at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona, on May 20, 2008, at 9:30 a.m. local time, for the following purposes:

1. To re-elect Spencer Davidson, Stuart Diamond and Peter S. Knight, Esq. to a three-year term expiring at the 2011 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. To ratify the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2008.

3. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are described in the attached proxy statement. Only Medicis stockholders of record of shares of our Class A Common Stock at the close of business on March 21, 2008, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at the Medicis annual meeting will be available for inspection at the annual meeting, and at the executive offices of Medicis during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important.  It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the annual meeting.

By Order of the Board of Directors,
Jason D. Hanson
Executive Vice President, General Counsel
and Corporate Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Medicis Pharmaceutical Corporation, a Delaware corporation (“Medicis,” “we,” “us” or “our”), for use at the 2008 annual meeting of stockholders to be held on Tuesday, May 20, 2008, at 9:30 a.m. local time, at the Hyatt Regency Scottsdale Resort and Spa at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

Pursuant to rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the annual meeting on April 8, 2008. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such request.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our Class A Common Stock (or “common stock”) as of the close of business on March 21, 2008. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on May 19, 2008. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of each of the three nominees for director and “FOR” ratification of the selection of the independent auditors. The proxy gives each of Jonah Shacknai, Mark A. Prygocki and Jason D. Hanson discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Medicis proxies should be addressed to:

Medicis Pharmaceutical Corporation
8125 North Hayden Road
Scottsdale, Arizona 85258
Attn: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the annual meeting.

Quorum and Votes Required

At the close of business on March 21, 2008, 56,397,167 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters which the NYSE determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

In April 2007, the Board amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections. Under this majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast. Broker non-votes are generally not expected to result from the vote on election of directors. Any broker-non-votes that may result will not be counted in determining which nominees receive a majority of votes cast. In accordance with our policy, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or another duly authorized committee of the Board, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission.

For Item 2, the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Ernst & Young as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Item 2.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $10,000 in the aggregate. We also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at (602) 808-3854 or investor.relations@medicis.com or write to: Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258, Attn: Investor Relations.

ITEM 1
ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws, or bylaws, provide for a range of directors from three to twelve, with the exact number set by the board. The board has set the current authorized directors at eight members. The directors are divided into three classes, that each serve for a term of three years. There are currently eight members of our board. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this annual meeting consists of three directors.

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our board of directors has nominated Spencer Davidson, Stuart Diamond and Peter S. Knight, Esq. for re-election as directors to the board. If elected, each director nominee would serve a three-year term expiring at the close of our 2011 annual meeting, or until their successors are duly elected. Messrs. Davidson, Diamond and Knight currently serve on our board of directors. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any directors.

			Director	Term
Name	Age	Position	Since	Expires

Jonah Shacknai(1)	51	Chairman, Chief Executive Officer	1988	2010
Arthur G. Altschul, Jr.(2)(3)(4)	43	Director	1992	2009
Spencer Davidson(1)(3)(4)	65	Director	1999	2008
Stuart Diamond(2)(6)	47	Director	2002	2008
Peter S. Knight, Esq.(5)	57	Director	1997	2008
Michael A. Pietrangelo(1)(3)(6)	65	Director	1990	2010
Philip S. Schein, M.D.(2)	68	Director	1990	2009
Lottie H. Shackelford(4)(5)(6)	66	Director	1993	2010

(1)	Current member of the Executive Committee

(2)	Current member of the Audit Committee

(3)	Current member of the Stock Option and Compensation Committee

(4)	Current member of the Nominating and Governance Committee

(5)	Current member of the Employee Development and Retention Committee

(6)	Current member of the Compliance Committee

Director Biographical Information

The following biographical information is furnished with regard to the directors (including nominees) of Medicis as of April 1, 2008.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2011 Annual Meeting of Stockholders

Spencer Davidson, age 65, has been our director since January 1999. Since 1994, Mr. Davidson has served as President, Chief Executive Officer and director, and since April of 2007 has served as Chairman, of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange (NYSE:GAM). His background also includes a distinguished career on Wall Street with positions held at Brown Brothers Harriman; Beck, Mack & Oliver, investment counselors, where he served as General Partner; and Odyssey

Partners, a private investment firm, where he served as Fund Manager. Additionally, Mr. Davidson currently serves as the General Partner of The Hudson Partnership, a private investment partnership, and serves as Trustee for both the Innisfree Foundation, Inc. of Millbrook, New York, and the Neurosciences Research Foundation, Inc. of San Diego, California. A graduate of City College and Columbia University, Mr. Davidson holds an M.B.A., a C.F.A. and a C.I.C.

Stuart Diamond, age 47, has been our director since November 2002. He has served as Chief Financial Officer of National Medical Health Card Systems Inc., a publicly-traded provider of pharmacy benefits management services, since January 2006. He served as worldwide Chief Financial Officer for Ogilvy Healthworld (formerly Healthworld Corporation), a division of Ogilvy & Mather, a division of WPP Group Plc, a London Stock Exchange-listed company, from January 2005 until January 2006, and he served as Chief Financial Officer of Healthworld Communications Group, a division of WPP Group Plc, a London Stock Exchange-listed company, from August 2003 until January 2005. He served as Chief Financial Officer of the Americas Region of the Bates Group and of Healthworld Corporation, divisions of Cordiant Communications, a London Stock Exchange-listed company, from October 2002 to August 2003. He served as Chief Financial Officer of Healthworld Corporation, a division of Cordiant Communications Group plc from March 2000 to October 2002. He served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Healthworld Corporation, a publicly-owned pharmaceutical advertising agency, from August 1997 to March 2000. Mr. Diamond was the Vice President-Controller of the Licensing Division of Calvin Klein, Inc., an apparel company, from April 1996 to August 1997. Mr. Diamond served as Chief Financial Officer of Medicis from 1990 until 1995.

Peter S. Knight, Esq., age 57, has been our director since June 1997. Since August 2004, Mr. Knight has served as President of Generation Investment Management, US, a London-based investment firm focusing on global equities and sustainability. From September 2001 to December 2003, Mr. Knight was a Managing Director of MetWest Financial, a Los Angeles-based financial services company. From 1999 until 2001, Mr. Knight served as President of Sage Venture Partners, overseeing technology and bio-technology investments. Mr. Knight started his career with the Antitrust Division of the Department of Justice. From 1977 to 1989, Mr. Knight served as Chief of Staff to Al Gore when Mr. Gore was a member of the U.S. House of Representatives and later the U.S. Senate. Mr. Knight served as the General Counsel of Medicis from 1989 to 1991, and then established his law practice representing numerous Fortune 500 companies as named partner in Wunder, Knight, a Washington, D.C. law firm. Mr. Knight has held senior positions on the last four presidential campaigns, including serving as the campaign manager for the successful 1996 re-election of President Clinton. Mr. Knight currently serves as a director of EntreMed, a NASDAQ listed clinical stage pharmaceutical company, and PAR Pharmaceutical Companies, Inc., an NYSE listed developer, manufacturer and distributor of generic pharmaceuticals. He is also a director of Schroders’ mutual fund and hedge fund family, and a member of the Cornell University College of Arts and Sciences Council. He holds a B.A. degree from Cornell University and a J.D. degree from Georgetown University Law Center.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES

Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders

Arthur G. Altschul, Jr., age 43, has been our director since December 1992. He has worked in money management, investment banking and as a member of senior management of a publicly-traded health care concern. Mr. Altschul is a founder and a Managing Member of Diaz & Altschul Capital Management, LLC, a private investment advisory firm, a position he has held since 1996. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., a biopharmaceutical firm. Prior to 1992, Mr. Altschul worked in the Equity and Fixed Income Trading departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research department at Morgan Stanley & Company. Mr. Altschul serves on the board of directors of General American Investors, Inc., a New York Stock Exchange-traded closed-end investment company; Delta Opportunity Fund, Ltd., an investment fund which invests primarily in the healthcare industry; Medrium, Inc., a provider of automated medical billing solutions; and other private ventures. He also serves as a director of The

Overbrook Foundation, a trustee of The Neurosciences Research Foundation, Inc. and as a trustee of the National Public Radio Foundation. Mr. Altschul holds a B.S. from Columbia University in Computer Science.

Philip S. Schein, M.D., age 68, has been our director since October 1990. Since 2002, Dr. Schein has served as Visiting Professor in Cancer Pharmacology, Oxford University; and since 1999, as President of The Schein Group, a consulting service to the pharmaceutical industry. Dr. Schein was the Founder, Chairman and Chief Executive Officer of U.S. Bioscience, Inc., a publicly-held pharmaceutical company involved in the development and marketing of chemotherapeutic agents, from 1987 to 1998. His prior appointments included Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University; Vice President for Worldwide Clinical Research and Development, SmithKline and French Labs; and Senior Investigator and Head of the Clinical Pharmacology Section at the National Cancer Institute. He has served as President of the American Society of Clinical Oncology and has chaired the Food and Drug Administration Oncology Drugs Advisory Committee. Dr. Schein was appointed to the National Cancer Advisory Board by President Clinton.

Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders

Jonah Shacknai, age 51, our founder, has been our Chairman and Chief Executive Officer since 1988. From 1977 until late 1982, Mr. Shacknai served as chief aide to the House of Representatives’ committee with responsibility for health policy, and in other senior legislative positions. During his service with the House of Representatives, Mr. Shacknai drafted significant legislation affecting health care, environmental protection, science policy, and consumer protection. He was also a member of the Commission on the Federal Drug Approval Process, and the National Council on Drugs. From 1982 to 1988, as senior partner in the law firm of Royer, Shacknai, and Mehle, Mr. Shacknai represented over 30 multinational pharmaceutical and medical device concerns, as well as four major industry trade associations. Mr. Shacknai also served in an executive capacity with Key Pharmaceuticals, Inc., prior to its acquisition by Schering-Plough Corporation. Mr. Shacknai is currently president and director of the Whispering Hope Ranch Foundation, a ranch centered around special needs children, and is a director of the World Craniofacial Foundation. In November 1999, Mr. Shacknai was selected to serve a three-year term on the Listed Company Advisory Committee to the New York Stock Exchange (LCAC). The LCAC was created in 1976 by the New York Stock Exchange board to address issues that are of critical importance to the Exchange and the corporate community. In May 2002, Mr. Shacknai was honored with a Doctorate of Humane Letters by the NYCPM (affiliate of Columbia University College of Physicians & Surgeons), and in the Fall of 2001, he received the national award from the Freedoms Foundation at Valley Forge®. In January 2000, Mr. Shacknai was selected as Entrepreneurial Fellow at the Karl Eller Center of the University of Arizona. In 1997, he received the Arizona Entrepreneur of the Year award, and was one of three finalists for U.S. Entrepreneur of the Year. Mr. Shacknai has served as a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institutes of Health, and on the U.S.-Israel Science and Technology Commission, both federal cabinet-appointed positions. Mr. Shacknai obtained a B.S. degree from Colgate University and a J.D. from Georgetown University Law Center.

On April 3, 2008, Mr. Shacknai entered into an agreement with the government under which, as Chief Executive Officer, he accepted ultimate responsibility for the conduct that gave rise to the government’s investigation into allegations concerning our past off-label marketing and promotion of Loprox® and Loprox TS®. As a condition to the government’s agreement not to proceed, Mr. Shacknai has agreed, among other things, to maintain our current comprehensive compliance program and comply with applicable laws for a period of 12 months.

Lottie H. Shackelford, age 66, has been our director since July 1993. Ms. Shackelford has been Executive Vice President of Global USA, Inc., a government relations firm, since April 1994, and has been Vice Chair of the Democratic National Committee since February 1989. Ms. Shackelford was Executive Vice President of U.S. Strategies, Inc., a government relations firm, from April 1993 to April 1994. She was also Co-Director of Intergovernmental Affairs for the Clinton/Gore presidential transition team between November 1992 and March 1993; Deputy Campaign Manager of Clinton for President from February 1992 to November 1992; and Executive Director, Arkansas Regional Minority Purchasing Council, from February 1982 to January 1992. In addition, Ms. Shackelford has served in various local government positions, including Mayor of Little Rock, Arkansas. She also is a former director of Philander Smith College, the Chapman Funds in Baltimore, Maryland, and the Overseas Private Investment Corporation.

Michael A. Pietrangelo, age 65, has been our director since October 1990. Since 1998, Mr. Pietrangelo has practiced law at Pietrangelo Cook PLC, based in Memphis, Tennessee. From November 1997 until September 30, 2005, Mr. Pietrangelo also served as a consultant to us in areas relating to the pharmaceutical industry. Admitted to the bar in New York, Tennessee and the District of Columbia, he was an attorney with the Federal Trade Commission from 1967 to 1968, and later for Pfizer, Inc., from 1968 to 1972. Mr. Pietrangelo then joined Schering-Plough Corporation in Memphis, Tennessee in 1972, first as Legal Director and as Associate General Counsel. During that time, he was also appointed Visiting Professor of Law by the University of Tennessee and University of Mississippi School of Pharmacy. In 1980, Mr. Pietrangelo left corporate law and focused on consumer products management, serving in a variety of executive positions at Schering-Plough Corporation prior to being named President of the Personal Care Products Group in 1985. In 1989, he was asked to join Western Publishing Group as President and Chief Operating Officer. From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a Memphis-based subsidiary of Gibson Greetings, Inc., a manufacturer of specialized paper products. From 1994 until 1998, he served as President of Johnson Products Company, a subsidiary of IVAX Corporation. Mr. Pietrangelo also serves on the board of directors of the American Parkinson Disease Association, a not-for-profit organization.

Executive Officers

Set forth below is information regarding each of our executive officers as of April 1, 2008.

Name	Age	Position

Jonah Shacknai	51	Chairman, Chief Executive Officer, Director
Joseph P. Cooper	50	Executive Vice President, Corporate and Product Development
Jason D. Hanson	39	Executive Vice President, General Counsel and Secretary
Vincent P. Ippolito	49	Executive Vice President, Sales and Marketing
Richard D. Peterson	40	Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Prygocki	41	Executive Vice President, Chief Operating Officer
Mitchell S. Wortzman, Ph.D.	57	Executive Vice President and Chief Scientific Officer

Richard J. Havens, our former Executive Vice President, Sales and Marketing, separated from the Company on April 1, 2008. We understand that Mr. Havens and the government are in discussions concerning a resolution of his status in the investigation into allegations concerning our past off-label marketing and promotion of Loprox® and Loprox TS®. Mr. Havens will continue to provide consulting services to us in a non-executive independent contractor capacity. See “Compensation Discussion & Analysis — Severance and Change of Control Agreements” for further information regarding his separation and a more complete description of the consulting arrangement and “Executive Compensation — Severance and Change of Control Agreements” for information regarding certain payments made to Mr. Havens in connection with his separation from the Company.

Jonah Shacknai, see above — “Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders.”

Joseph P. Cooper, age 50, has served as our Executive Vice President, Corporate and Product Development since July 10, 2006. From January 2001 to July 2006, Mr. Cooper served as Executive Vice President, Corporate Development. From February 1996 to January 2001, Mr. Cooper served as Senior Vice President, Manufacturing and Distribution. Prior to that, Mr. Cooper held management positions with Schein Pharmaceuticals, Inc. and G.D. Searle. Mr. Cooper serves on the board of directors for the Southwest Autism Research and Resource Center, the University of Arizona College of Medicine Greater Phoenix Leadership Board, and as past Chairman of the board of directors for Communities in Schools of Arizona.

Jason D. Hanson, age 39, was appointed our Executive Vice President, General Counsel and Secretary on July 7, 2006. Prior to joining us, since April 2004, Mr. Hanson served as General Counsel for GE Healthcare

Technologies, a global business specializing in medical imaging, information technology and other durable medical equipment and services. Mr. Hanson joined General Electric in April 1999 as Senior Counsel, Global Litigation & Compliance, GE Medical Systems. In 2001, Mr. Hanson was promoted to General Counsel, Americas for GE Medical Systems, a position he held until April 2004.

Vincent P. Ippolito, age 49, has served as our Executive Vice President, Sales and Marketing since April 1, 2008. From January 2006 to April 1, 2008, Mr. Ippolito served as our Senior Vice President of North American Sales. From January 2003 to January 2006, Mr. Ippolito served as our General Manager of Dermatology Products, responsible for the marketing and sales function. Prior to joining us, from 1986 to January 2003, Mr. Ippolito was employed by Novartis AG, a global pharmaceutical company, where he served in a variety of sales and marketing roles including General Manager, Marketing Group Brand Leader for Dermatology and Bone Products and Vice President of Sales in the Respiratory and Dermatology Division.

Richard D. Peterson, age 40, has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 1, 2008. Mr. Peterson also serves as our Chief Accounting Officer. Mr. Peterson has held various finance related positions with us since 1995. From February 2007 to April 1, 2008, Mr. Peterson served as our Senior Vice President of Finance. From August 2002 to February 2007, he served as our Vice President of Finance. Prior to joining us, Mr. Peterson was employed by PricewaterhouseCoopers as a member of the audit department.

Mark A. Prygocki, age 41, has served as our Chief Operating Officer since April 1, 2008 and as Executive Vice President since January 2001. From May 1995 to April 1, 2008, he served as our Chief Financial Officer and Treasurer. Mr. Prygocki served as our Corporate Secretary from May 1995 through July 2006. From October 1991 to May 1995, he served as our Controller. Prior to his employment with us, from July 1990 to October 1991, Mr. Prygocki was employed by Citigroup, an investment banking firm, in the regulatory reporting division. Prior to that Mr. Prygocki spent several years in the audit department of Ernst & Young LLP. Mr. Prygocki is a member of the Financial Executive Institute and is certified by the Arizona State Board of Accountancy and the New York Society of CPAs. Mr. Prygocki serves on the boards of Whispering Hope Ranch Foundation and Visions of Hope, Inc., non-profit organizations that conduct programs for children with special needs.

Mitchell S. Wortzman, Ph.D., age 57, has served as our Executive Vice President and Chief Scientific Officer since July 2003, and as Executive Vice President, Research & Development from January 2001 to July 2003. Dr. Wortzman served as our Senior Vice President, Research and Development from August 1997 to January 2001. From 1980 to 1997, Dr. Wortzman was employed at Neutrogena Corporation, most recently serving as President of the Dermatologics Division.

GOVERNANCE OF MEDICIS

Composition of the Board of Directors

Our board of directors has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at www.medicis.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258. In accordance with these guidelines, a member of our board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director. A director may not serve as a director of another company without consent of the board. No director may serve as a director of more than three publicly-held companies. No director after having attained the age of 70 years will be nominated for re-election or reappointment to our board.

Our board believes the positions of Chief Executive Officer and Chairman of the board may be combined, where appropriate, to provide unified leadership and direction. Our board reserves the right to adopt a different policy should circumstances change. The Chief Executive Officer/Chairman works closely with the entire board and has regular substantive communications with the chairman of the Nominating and Governance Committee, Spencer Davidson, who is our lead independent director.

Board Independence

Our board has determined that all nominees for election to the board at the annual meeting and all continuing directors, other than Mr. Shacknai, are independent under the listing standards of the NYSE. In making this determination, the board considered all relationships between us and each director and each director’s family members. During fiscal 2007, the only direct or indirect relationship between us and each director (or his immediate family), other than Mr. Shacknai, was the director’s service on our board.

Board Meetings

Our board held four meetings during fiscal year 2007. During fiscal year 2007 all directors attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The chairman of the board or his designee, taking into account suggestions from other board members, establishes the agenda for each board meeting and distributes it in advance to the each member of the board. Each board member is free to suggest the inclusion of items on the agenda. The board regularly meets in executive session without management or other employees present. The chairman of the Nominating and Governance Committee, Spencer Davidson, presides over these meetings as our lead independent director. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. All of the directors attended the 2007 annual meeting telephonically.

Board Committees

Our board maintains a standing Audit Committee, Nominating and Governance Committee, Stock Option and Compensation Committee, Employee Development and Retention Committee and Compliance Committee. To view the charter of each of these committees please visit our website at www.medicis.com. In addition, the charters for each of our committees is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258. The membership of all of our standing board committees as of the record date are as follows:

Employee
		Nominating	Stock Option		Development
		and	and		and
Director	Audit	Governance	Compensation	Executive	Retention	Compliance

Jonah Shacknai				**
Arthur G. Altschul, Jr.	**	**	**
Spencer Davidson		“C”	“C”	**
Stuart Diamond	“C”					**
Peter S. Knight, Esq.					**
Michael A. Pietrangelo			**	“C”		“C”
Philip S. Schein, M.D.	**
Lottie H. Shackelford		**			“C”	**

**	Member

“C”	Chair

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate) our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

In fiscal year 2007, the Audit Committee was composed of Mr. Stuart Diamond (Chairman), Dr. Philip S. Schein, and Arthur G. Altschul, Jr. In addition to all members of this committee being determined to be independent under NYSE rules, our board has determined that all current Audit Committee members are financially literate under the current listing standards of the NYSE and are independent under the requirements of the rules of the Securities Exchange Commission, or SEC. Our board has also determined that Mr. Diamond qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. During fiscal year 2007, the Audit Committee met nine times.

Nominating and Governance Committee

We have a standing Nominating and Governance Committee, or Nominating Committee. Spencer Davidson (Chairman), Arthur G. Altschul, Jr. and Lottie H. Shackelford were the members of the Nominating Committee during fiscal year 2007. The Nominating Committee met four times in fiscal 2007. Our board has determined that each of the members of the Nominating Committee qualifies as an independent director under the NYSE rules. The purpose of the Nominating Committee is to make recommendations concerning the size and composition of our board and its committees, evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate the effectiveness of our board. The Nominating Committee works with the board as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of the board and its committees.

Our entire board of directors is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of the stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire board for board membership. In evaluating the suitability of individuals, the Nominating Committee considers many factors, including issues of experience, wisdom, integrity, skills (such as understanding of finance and marketing), educational and professional background and willingness to devote adequate time to board duties. When formulating its board membership recommendations, the Nominating Committee also considers any advice and recommendations offered by our Chief Executive Officer or our stockholders. In determining whether to recommend a director for reelection, the Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Additional Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Stock Option and Compensation Committee

We have a standing Stock Option and Compensation Committee, or Compensation Committee. Spencer Davidson (Chairman), Arthur Altshul and Michael A. Pietrangelo were the members of the Compensation Committee during fiscal 2007. The Compensation Committee met five times in fiscal 2007. Our board has determined that each of the members of the Compensation Committee qualifies as an independent director under the NYSE rules. The Compensation Committee reviews and establishes the compensation of our senior executives, including our Chief Executive Officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of stock options and restricted stock to all eligible employees and non-employee directors under our equity based plans. The Compensation Committee has delegated to a sub-committee of the board, comprised of Jonah Shacknai, the authority to grant not more than 40,000 shares of restricted stock and not more than 80,000 options to purchase common stock, annually, to employees who are not our executive officers, subject to specified per person limits and other terms and conditions. Awards covering 415 shares of restricted stock were made in accordance with this authority during

2007. The guidelines for such delegation of authority are set forth under the caption “Compensation Discussion and Analysis — Policies and Practices with Respect to Equity Compensation Award Determinations”.

For compensation decisions relating to our executive officers, other than our Chief Executive Officer, our Compensation Committee considers the recommendations of our Chief Executive Officer, which are based in part on written assessments of each executive officer’s performance during the year, discussions between him and each executive officer, his observations of the executive officer’s performance during the year, the recommendations of our Senior Vice President, Human Resources and third party compensation consultants, and competitive pay practices. For compensation decisions relating to our Chief Executive Officer, the Compensation Committee considers a written summary of our annual performance prepared by our Chief Executive Officer, their observations and assessments of our Chief Executive Officer’s performance and competitive pay practices.

In January 2007, the Compensation Committee conducted an extensive review of the salary, bonus and equity compensation paid to our executive officers, including our Chief Executive Officer. In conducting this review, management, at the direction of the Compensation Committee, retained the services of Watson Wyatt, a nationally recognized independent consulting firm specializing in compensation matters. The compensation consultant reported primarily to and worked directly with the Compensation Committee with the assistance of our Chief Financial Officer and Senior Vice President, Human Resources.

For further information on the Compensation Committee’s processes and procedures used in the determination of our executive officers’ compensation, including our equity based awards policies and procedures, please see “Executive Compensation — Compensation Discussion and Analysis”.

Executive Committee

We have a standing Executive Committee. Michael A. Pietrangelo (Chairman), Jonah Shacknai and Spencer Davidson were the members of the Executive Committee during fiscal 2007. The Executive Committee consults informally on business issues periodically throughout the year. The Executive Committee is authorized to exercise the rights, powers and authority of the board of directors between board meetings.

Employee Development and Retention Committee

We have a standing Employee Development and Retention Committee. Lottie H. Shackelford (Chairman), and Peter S. Knight were the members of the Employee Development and Retention Committee during fiscal 2007. The Employee Development and Retention Committee provides guidance to our board of directors concerning the recruiting, hiring, training, promotion and retention of employees, as well as addressing specific issues or problems that arise relating to employee development and retention. The Employee Development and Retention Committee met four times in fiscal 2007.

Compliance Committee

We have a standing Compliance Committee, which we formed during fiscal 2007. Michael A. Pietrangelo (Chairman), Stuart Diamond and Lottie H. Shackelford are the members of the Compliance Committee. The Compliance Committee assists the board of directors in providing oversight and guidance over our compliance program with respect to legal and regulatory compliance, including reviewing our polices and practice regarding clinical research, product quality, environmental protection and research and development. The Compliance Committee is charged with reviewing our compliance policies and practices and monitoring our compliance in the areas of legal and social responsibility. The Compliance Committee met five times in fiscal 2007.

Special Committee

During 2007, we also had a special committee of the Board, comprised of all non-employee directors, that reviewed the government’s investigation into allegations concerning our past off-label marketing and promotion of Loprox® and Loprox TS® and the involvement of certain of our officers and employees. This committee met twelve times during fiscal 2007.

Communication with the Board

Interested persons, including stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Corporate Secretary at our principal executive offices at 8125 North Hayden Road, Scottsdale, Arizona 85258-2463. Our Corporate Secretary will submit all correspondence to the Lead Independent Director and to any specific director to whom the correspondence is directed.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.medicis.com. In addition, our code of business conduct is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

Compensation of Directors

Our Chief Executive Officer does not receive additional compensation for his service as a director. The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2007.

Director Compensation Table

	Fees Earned
	or Paid in	Option
Director	Cash(1)	Awards(2)(3)	Total

Arthur G. Altschul, Jr.	$30,000	$203,138	$233,138
Spencer Davidson	35,000	203,138	238,138
Stuart Diamond	43,000	203,138	246,138
Peter S. Knight, Esq.	25,000	203,138	228,138
Michael A. Pietrangelo	40,000	203,138	243,138
Philip S. Schein, M.D.	30,000	203,138	233,138
Lottie H. Shackelford	33,000	203,138	236,138

(1)	Each non-employee director is entitled to receive an annual retainer fee of $25,000. The chairperson of the Audit Committee is entitled to receive an additional annual retainer fee of $15,000 and the other members of the Audit Committee are entitled to receive an additional annual retainer fee of $5,000. The chairperson of the Compliance Committee is entitled to receive an additional annual retainer fee of $10,000 and the other members of the Compliance Committee are entitled to receive an additional annual retainer fee of $3,000. The chairperson of any other committee of the board is entitled to receive an additional annual retainer fee of $5,000. The members of the board also are entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management. Retainer fees are typically paid in advance, in six-month or twelve-month amounts. The amount of fees paid to non-employee directors during 2007 was for the twelve-month period from April 1, 2007 to March 31, 2008. Fees related to the period prior to April 1, 2007 were paid to non-employees directors during 2006.

(2)	The amounts shown equal the compensation cost recognized by us in fiscal year 2007 related to grants of stock options in fiscal year 2007 and prior fiscal years, as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“FAS 123R”). For a discussion of valuation assumptions, see Note 2 to our 2007 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007; excluding any assumptions for forfeitures. The table below shows how much of the total compensation cost is attributable to each award.

			Number of Options	2007 Fiscal Year
Director	Grant Date	Exercise Price	Originally Granted	Compensation Cost

Arthur G. Altschul, Jr.	05/22/2007	$33.81	15,000	$137,556
	09/29/2006	$32.35	7,500	65,582
Spencer Davidson	05/22/2007	$33.81	15,000	137,556
	09/29/2006	$32.35	7,500	65,582
Stuart Diamond	05/22/2007	$33.81	15,000	137,556
	09/29/2006	$32.35	7,500	65,582
Peter S. Knight, Esq.	05/22/2007	$33.81	15,000	137,556
	09/29/2006	$32.35	7,500	65,582
Michael A. Pietrangelo	05/22/2007	$33.81	15,000	137,556
	09/29/2006	$32.35	7,500	65,582
Philip S. Schein, M.D.	05/22/2007	$33.81	15,000	137,556
	09/29/2006	$32.35	7,500	65,582
Lottie H. Shackelford	05/22/2007	$33.81	15,000	137,556
	09/29/2006	$32.35	7,500	65,582

The grant date fair value of the grant on May 22, 2007 of options to purchase 15,000 shares of our common stock was $225,510, as computed in accordance with FAS 123R. The grant date fair value was determined using the Black-Scholes option valuation model with the following assumptions: exercise price of $33.81, market price of $33.81, expected volatility of 0.35%, risk free interest rate of 4.8%, expected option life of 7 years, and expected dividend yield of 0.4%. These options were granted pursuant to the automatic grant provisions of our 2006 Incentive Award Plan. The exercise price of these stock options is 100% of the closing sale price of our common stock on the grant date and the stock options must be exercised within seven years from the grant date. Each option vests and becomes exercisable for all of the shares of common stock subject to such option upon the earlier of (i) the one-year anniversary of the grant date of such option or (ii) the next annual meeting at which one or more members of the board are standing for re-election, subject in either case to the non-employee director’s continued service on the board through such date.

Pursuant to the automatic grant provisions of our 2006 Incentive Award Plan, on the date of each annual meeting, each non-employee director who continues to serve as a director following the annual meeting is automatically granted options to purchase 15,000 shares of our common stock based on the closing price on that date. In addition, in accordance with the terms of the 2006 Incentive Award Plan, the board may substitute for all or part of the automatic option grant, shares of restricted stock or restricted stock units, in an amount that does not exceed the amount determined by awarding one share of restricted stock or one restricted stock unit for each 2 automatic option shares being replaced. Any such restricted stock awards or restricted stock unit awards will vest on the same terms as the options.

(3)	The following table sets forth the number of vested and unvested options held by each of our directors as of the end of our 2007 fiscal year. None of our directors held any unvested restricted stock awards as of the end of our 2007 fiscal year.

Options Outstanding at
Director	12/31/2007

Arthur G. Altschul, Jr.	130,500
Spencer Davidson	130,500
Stuart Diamond	97,000
Peter S. Knight, Esq.	144,000
Michael A. Pietrangelo	165,000
Philip S. Schein, M.D.	100,500
Lottie H. Shackelford	195,000

The Compensation Committee sets the compensation of all directors in accordance with the Compensation Committee Charter. Our directors’ compensation arrangement was adopted following the recommendation of the Compensation Committee and was in accordance with guidelines established by an independent consulting firm. We believe that compensation for non-employee directors should be competitive and should encourage increased ownership of our common stock through the payment of a portion of director compensation in options to purchase our common stock.

Director Stock Ownership Guidelines

On February 2, 2007, in connection with the Compensation Committee’s review of the compensation packages paid to our directors, the Compensation Committee implemented stock ownership guidelines for ownership of our equity by our directors. In accordance with these guidelines, our directors must maintain a market value of equity ownership in Medicis equal to two times their annual retainer. Each director will have a two-year period that commenced on February 2, 2007, or in the case of a newly appointed director, measured from the date of appointment, to accumulate ownership of the required multiple of their annual retainer. After this period, our directors’ annual retainers, as of August 1st of each year, or partial year for newly appointed director, are compared to their accumulated ownership of our equity on August 1st based on a share price equal to the average closing price of our common stock for the previous 30 trading days.

Only shares as to which the director has voting rights are counted toward the satisfaction of the guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the required market values, fluctuations in stock prices during blackout periods would not cause directors to fail to comply with this policy.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the year ending December 31, 2008, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders best interests.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS THE OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2008.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 21, 2008, based on 56,397,167 shares of common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent

(5%) of our capital stock; (ii) each director and nominee; (iii) our Chief Executive Officer and Chief Financial Officer, and each of our other three most highly compensated executive officers for the year ended December 31, 2007 (collectively the “named executive officers”); and (iv) all of our directors and executive officers as of March 21, 2008, as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

			Rights to
	Shares of		Acquire	Total Shares	Percentage of
	Common		Common	Beneficially	Outstanding
Name	Stock		Stock(1)	Owned	Common Stock(2)

Directors and Named Executive Officers
Jonah Shacknai	930,851	(3)(4)	1,979,326	2,910,177	5.0%
Arthur G. Altschul, Jr.	0		115,500	115,500	*
Spencer Davidson	0		115,500	115,500	*
Stuart Diamond	0		82,000	82,000	*
Peter S. Knight, Esq.	7,810		129,000	136,810	*
Michael A. Pietrangelo	59,612	(4)	150,000	209,612	*
Philip S. Schein, M.D.	0		85,500	85,500	*
Lottie H. Shackelford	2,200		180,000	182,200	*
Joseph P. Cooper	50,690	(5)	138,000	188,690	*
Richard J. Havens	46,192	(6)	211,800	257,992	*
Mark A. Prygocki	68,656	(7)	321,051	389,707	*
Mitchell S. Wortzman, Ph.D.	66,776	(8)	308,486	375,262	*
All executive officers and directors (including nominees) as a group (12 persons)	1,232,787		3,816,163	5,048,950	8.4%
5% Beneficial Owners
BlackRock, Inc.(9)	6,129,663		0	6,129,663	10.9%
Capital Research Global Investors(10)	4,895,000		0	4,895,000	8.7%
Vissium Asset Management, LLC and affiliates(11)	4,722,340		0	4,722,340	8.4%
FMR LLC(12)	4,331,900		0	4,331,900	7.7%
Morgan Stanley(13)	4,273,619		0	4,273,619	7.6%
T. Rowe Price Associates, Inc.(14)	3,523,400		0	3,523,400	6.2%
Merrill Lynch & Co., Inc.(15)	3,224,938		0	3,224,938	5.7%
Susquehanna Investment Group and affiliates(16)	334,430		2,688,000	3,022,430	5.1%

*	Less than 1%.

(1)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 21, 2008, upon the exercise of options.

(2)	Shares of common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 21, 2008 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)	Includes 55,419 shares of unvested restricted stock.

(4)	23,000 shares have been pledged by Mr. Shacknai. Mr. Pietrangelo’s 59,612 shares along with other assets secure a line of credit.

(5)	Includes 26,501 shares of unvested restricted stock.

(6)	Includes 22,453 shares of unvested restricted stock.

(7)	Includes 34,939 shares of unvested restricted stock and 456 shares held indirectly under the Medicis 401(k) plan.

(8)	Includes 22,453 shares of unvested restricted stock and 584 shares held indirectly under the Medicis 401(k) plan.

(9)	According to a Schedule 13G/A filed with the SEC on February 8, 2008 by BlackRock, Inc., a parent holding company (“BlackRock”), on behalf of its investment advisory subsidiaries consisting of BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd., BlackRock Japan Co. Ltd., and State Street Research & Management Co. that hold the securities. Each such investment advisor exercises voting and investment powers with respect to its portfolio securities. BlackRock has shared voting and dispositive power with respect to all 6,129,663 shares. The address for BlackRock, Inc. is 40 East 52nd Street New York, NY 10022.

(10)	According to a Schedule 13G filed with the SEC on February 12, 2008 by Capital Research Global Investors (“CPGI”), an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. CPGI holds the shares of Class A common stock on behalf of its client AMCAP, Inc. and has sole voting power and sole dispositive power with respect to all 4,895,000 shares. The address for CPGI is 333 South Hope Street, Los Angeles, CA 90071.

(11)	According to Schedule 13G filed with the SEC on October 23, 2007 by Visium Balanced Fund, LP (“VBF”), Visium Long Bias Fund, LP (“VLBF”), Visium Balanced Offshore Fund, Ltd. (“VBOF”), Visium Long Bias Offshore Fund, Ltd. (“VLBOF”), Visium Capital Management, LLC (“VCM”), Visium Asset Management, LLC (“VAM”), Atlas Master Fund, Ltd. (“AMF”) and Jacob Gottlieb. By virtue of his position as the principal of VAM and the sole managing member of VCM, Dr. Gottlieb may be deemed to beneficially own, and reports sole voting and dispositive power with respect to, all 4,722,340 shares. The following entities report beneficial ownership, shared voting power and shared dispositive power with respect to the following number of shares: VBF, 1,034,317 shares; VLBF, 357,771 shares; VBOF, 1,884,120 shares; and VLBOF, 1,175,329 shares. AMF reports beneficial ownership and shared voting power with respect to 270,803 shares. By virtue of its position as investment advisor to each of VBF, VLBF, VBOF and VLBOF as well as managing an account for AMF, VAM may be deemed to beneficially own the 4,722,340 shares beneficially owned by VBF, VLBF, VBFO and VLBFO as well as the shares in the AMF managed account. By virtue of its position as General Partner to each of VBF and VLBF, VCM may be deemed to beneficially own the 1,392,088 shares beneficially owned by VBF and VLBF. The address for VBF, VLBF, VAM and VCM is c/o Visium Asset Management, LLC, 950 Third Avenue, New York, NY 10022. The address for VBOF and VLBOF is c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies. The address for AMF is c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(12)	According to a Schedule 13G/A filed with the SEC on February 14, 2008 by FMR LLC, a parent holding company and includes 4,331,900 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR LLC (“Fidelity”), as a result of acting as investment adviser to various registered investment companies (the “Funds”). FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, through their control of Fidelity, each have power to dispose of the 4,331,900 shares owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Board of Trustees of the respective Fund. The address for FMR LLC and Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(13)	According to a Schedule 13G filed with the SEC on February 14, 2008 by Morgan Stanley, a parent holding company on behalf of Morgan Stanley & Co. Incorporated, a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended and wholly owned subsidiary of Morgan Stanley. Morgan Stanley has sole voting power and sole dispositive power with respect to all 4,273,619 shares. The address of Morgan Stanley and Morgan Stanley & Co. Incorporated is 1585 Broadway, New York, NY 10036.

(14)	According to a Schedule 13G/A filed with the SEC on February 8, 2008 by T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment advisor. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients that Price Associates serves as investment advisor. Price Associates has sole voting power with respect to 538,800 shares and sole dispositive power with respect to all 3,523,400 shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD.

(15)	According to a Schedule 13G filed with the SEC on February 7, 2006 by Merrill Lynch & Co., Inc., a parent holding company (“ML&Co.”), on behalf of Merrill Lynch Investment Managers (“MLIM”), an operating division of ML&Co. comprised of ML&Co.’s indirectly-owned asset management subsidiaries. The indirectly-owned subsidiaries of ML&Co. which hold these securities are the following investment advisors: (i) Federated Equity Management Company of PA, (ii) Gartmore Mutual Fund Capital Trust, (iii) IQ Investment Advisors, LLC, (iv) Merrill Lynch Investment Managers Ltd., (v) Fund Asset Management, L.P., (vi) Merrill Lynch Investment Managers, L.P., and (vii) Pacific Life Insurance Company. Each such investment advisor exercises voting and investment powers with respect to its portfolio securities. The address for Merrill Lynch and MLIM is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

(16)	According to a Schedule 13G filed with the SEC on February 13, 2008 by Susquhanna Investment Group (“SIG”), Susquehanna Capital Group (“SCG”), Susquehanna Securities (“SS”), Capital Ventures International (“CVI”) and Susquehanna Advisors Group, Inc. (“SAGI”). SIG, SCG and SS are affiliated independent broker-dealers, who together with CVI and SAGI, may be deemed a group. For purposes of the report, each of SIG, SCG, SS, CVI and SAGI report shared dispositive power and shared voting power with respect to all 3,022,430 shares. The following entities report sole voting power and sole dispositive power with respect to the following number of shares: SIG, 948,100 shares; SCG, 168 shares; SS, 2,071,962 shares; and CVI, 2,200 shares. SAGI is the investment manager to CVI and as such may exercise voting and dispositive power with respect to these 2,200 shares. The amount reported as beneficially owned by SIG includes options to buy 945,800 shares, and the amount reported as beneficially owned by SS includes options to buy 1,742,200 shares. The address for each of SIG, SCG, SS, and SAGI is 401 City Avenue, Suite 220, Bala Cynwyd, PA 19004. The address for CVI is One Capital Place, P.O. Box 1787 GT, Grand Cayman Islands, B.W.I.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, including our Chief Executive Officer and Chief Financial Officer and each of our three next most highly paid executive officers for the year ended December 31, 2007.

The Stock Option and Compensation Committee (the “Compensation Committee”) of our board of directors is responsible for the oversight and determination of the compensation of our named executive officers, including our Chief Executive Officer, and the administration of our equity incentive plans.

Executive Summary

Medicis pays and rewards its executives primarily based on four criteria: proven skills and abilities to do the job, revenue results, adjusted non-GAAP EBITDA results consistent with public disclosures and successful accomplishment of role-related objectives. Our strategy has been to provide the compensation necessary to acquire and retain talented executives with proven experience in accomplishing these objectives and incentive bonus opportunities that are tied to the successful accomplishment of our operating goals. We manage long-term compensation tightly to ensure an appropriate dilution level and to provide competitive rewards that are commensurate with the skills of our executive talent, the appropriate comparable market and results delivered. Supplemental compensation and benefits such as retirement plans and deferred compensation plans are de-emphasized and are not awarded to executives. Towards that end, a significant portion of our executive total pay mix is tied to variable and equity compensation. For our Chief Executive Officer, we maintain a higher emphasis on long-term equity compensation. The pay mix for the other named executive officers is commensurate with the average granted to executives in its peer group as defined by the committee. All pay levels and actions are considered against typical practices in our comparable market.

Fiscal 2007 was one of the strongest financial years in Medicis history, as revenues, profits and cash flow from operations each achieved an all-time record. In summary, our fiscal 2007 financial results were as follows:

•	Revenues increased 33.1% over 2006 (above the 60th percentile versus our Peer Group’s performance of 21.9%)

•	GAAP EBITDA growth was 45.5% (at the 74th percentile versus Peer growth of 21.9%)

•	Non-GAAP EBITDA more than doubled at a rate of 104.7%, and

•	Our executives met all of their role-related objectives

As described in more detail below, our compensation philosophy emphasizes programs and values to our executives that are designed to reward executives for both short and long-term performance. As indicated, our 2007 operating results were strong and accordingly, our annual bonus plan paid out at 105% of target. Our stock price, however, has declined — accordingly, the wealth accumulation of our top executives and stockholders has declined commensurately.

Overview of Compensation Philosophy & Objectives

The Compensation Committee’s philosophy is to provide incentive and accountability for the achievement of our tactical business and financial objectives, as well as for establishing and achieving our strategic goals. Specifically, our practices are designed to:

•	provide total direct compensation, which includes base salary, annual cash incentive, and equity-based long term incentives, that approximates the 60th percentile of our market data. We do not offer deferred compensation or, supplemental retirement benefits to our executives, and they participate in the same group health and welfare benefit plans as available to all other employees;

•	provide a compensation program that is designed to reward executive officers for the attainment of our financial and business objectives; revenue and adjusted EBITDA are the two financial measures currently used in the determination of our annual cash incentive. Other role-related business objectives focus on growth of our existing brands, research and development, customer relationships, strategic business development transactions; and compliance;

•	provide long-term incentive compensation that focuses our executive officers’ efforts on building stockholder value by aligning their interests with the long-term interests of our stockholders;

•	align executive’s financial interests with that of stockholders by requiring executives to maintain equity ownership at a multiple of eight times base salary for our Chief Executive Officer and four times base salary for our other executives;

•	attract and retain high-performing executive talent not necessarily from peer group companies but from companies that may be much larger than that of Medicis and reward their continued contributions by providing base salaries and other competitive incentives and benefits; and

•	ensure that executives devote their best interests in attracting and negotiating successful business transactions for our stockholders without concern for their personal prospects by providing change of control and related severance benefits. These benefits encourage retention in the face of a major transaction because of the security of having value delivered in the form of accelerated options at close regardless of whether or not the employee is subsequently terminated.

Compensation Allocation

In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among our compensation objectives. Our executive officers’ compensation is currently composed of base salary, annual performance-based cash bonuses, long-term equity incentive awards, and severance and change of control benefits. Each of these elements is an integral part of and supports our overall compensation objectives. Base salaries and severance benefits form a stable part of our executive officers’ compensation package and provide a degree of financial security for our executive officers and enable us to attract high-performing executive talent, promote executive retention and reward individual performance. Our annual performance-based cash bonuses and long-term equity incentive awards form a significant portion of our executive officers’ compensation package. These awards provide compensation in the form of cash and equity to provide incentives to reward both our short-term and long-term performance. Our annual performance-based cash bonuses reward successful achievement of pre-established short-term financial and corporate objectives and individual performance. Our long-term equity incentive awards, which have shifted over time to consist in 2007 solely of shares of restricted stock, insure that our executive officers have a stake in our long-term success by providing an incentive to increase our stock price over an extended time period and align our executive officers’ interests with stockholder long-term interests. Our change in control benefits are designed to ensure that our executives devote their best interests in attracting and negotiating the best transactions for our stockholders without worrying about their personal prospects.

Determination of Compensation

The Compensation Committee annually reviews and determines the total direct compensation to be provided to our named executive officers. Our Chief Executive Officer makes recommendations regarding the compensation packages for the officers other than him, as more fully described below. In its review of these recommendations and in establishing each of the elements of total direct compensation for each of our executive officers, the Compensation Committee considers several factors, including each executive’s role and responsibilities, an assessment of our financial performance, Mr. Shacknai’s assessment of each individual’s performance, other significant accomplishments, and the competitive market data applicable to each executive’s position and functional responsibilities.

Competitive Market Data and Independent Compensation Consultant

In January 2007 and January 2008, the Compensation Committee conducted an extensive review of the salary, bonus and equity compensation paid to our executive officers, including our Chief Executive Officer. In conducting this review, the Compensation Committee retained the services of Watson Wyatt, a nationally recognized independent consulting firm specializing in compensation matters. Watson Wyatt provided no other services to the company during the year. The Compensation Committee reviewed the base salary, bonuses, long-term equity incentives and total direct compensation of our executive officers as compared to market data prepared by the compensation consultant that included a peer group comprised of seventeen companies and three published surveys. The consultant derived market ranges at the 50th percentile and at the 75th percentile for each of base salary, total targeted cash compensation, long term incentives, and total direct compensation. These ranges are defined herein as our market data. In compiling the market ranges, the consultant took the median value for each element of compensation at the 50th and 75th percentile from the peer group and from the survey data, weighted them equally, and then created a market range to reflect a band of +/- 10% around each such median value.

Benchmarking to our Peer Group

The Compensation Committee believes it is important to provide total target cash compensation levels that are at or above the 75th percentile of our market data in order to attract and motivate qualified executives in this important period of our growth while rewarding for performance based on corporate objectives. The components included in total target cash compensation are base salary and target bonus. The recent practice of the Compensation Committee has been to provide long-term compensation to the executives at a level below the 75th percentile of our market data in order to grant equity awards to a broader group of senior management and top performing sales and professional employees. This practice also results in total direct compensation, including base salary, bonus and long-term compensation, approximating the 60th percentile of total direct compensation for our market data. Actual pay for each executive officer may vary from these targets based on several factors including the performance of the executive officer over time, as well as our annual and long-term performance. The following table shows the position of our executive’s compensation, as of the commencement of 2007, relative to the 50th and 75th percentiles values of the market data based on the January 2007 analysis of the consultant. Long term incentive compensation is based on 2005 option grants and 2006 restricted stock grants annualized over 18 months to account for our fiscal year transition, and the options are valued based on Black-Scholes methodology.

				Target Total			Target Total
				Cash		Long-term	Direct
NEO	Position	Base Salary		Compensation		Incentive	Compensation

Shacknai	Chairman and Chief Executive Officer	P75	+	P75		P50	P60	*
Prygocki	Executive Vice President and Chief Financial Officer	P75		P75	+	P50	P50
Cooper	Executive Vice President, Corporate & Product Development	P75		P75	+	<P50	P60	*
Wortzman	Executive Vice President, Chief Scientific Officer	P75		P75	+	<P60 *	P60	*
Havens	Former Executive Vice President, Sales & Marketing	P75	+	P75	+	P50	P75	+

*	P60 indicates a pay level that falls between the median and 75th percentile.

The peer group companies and the published surveys used in the January 2007 analysis to establish our market data for 2006 bonuses and 2007 base salaries and long-term equity awards were as follows:

Peer Group
	FYE Revenue(1)
Company	(in millions)	Weighting
Adams Respiratory	$239
Allergan	$2,319
Biovail International	$936
Bradley Pharmaceuticals	$133
Cephalon	$1,212
Chattem	$279
Endo Pharmaceuticals	$820
King Pharmaceuticals	$368
Kos Pharmaceuticals	$1,773	50%
KV Pharmaceutical	$752
MGI Pharma	$279
Par Pharmaceutical	$433
QLT	$242
Salix Pharmaceuticals	$155
Sciele Pharma	$216
Sepracor	$821
Valent Biosciences	$823

17 Peers with median revenue of	$433M

Medicis	$377M

Published Surveys
Survey Name	Scope cut	Weighting
2006 Radford Bio Tech	Survey Cut: 500+ employees
Watson Wyatt Data Services	Survey Cut: Pharmaceuticals, Bio-technology and Cosmetics (Regression @ $400M Revenue size); 26 organizations	50%
Towers Perrin Executive Compensation	Survey Cut: Pharmaceuticals (Revenues < $1,000M; Unit Size Median: $490M); 5 organizations

We believe our peer group represents an appropriate diversification of companies larger and smaller then Medicis and are closely aligned with our industry. At the time of the analysis, our revenue and market capitalization both approximated the median levels of the peer group used for the 2007 analysis, while our net income exceeded the median for this peer group. The Compensation Committee, with the help of senior management and compensation data provided by our compensation consultant, annually reviews the list of our peer group companies and the criteria and data used in compiling the list, and considers modification to the group.

Annual Performance Reviews

Jonah Shacknai, our Chairman and Chief Executive Officer, recommends to the Compensation Committee proposed adjustments to salaries and bonus determinations for each executive officer other than himself based, in part, on the market data. Each executive provides Mr. Shacknai with an oral or written assessment of his performance during the year, which includes an assessment of the executive’s performance in each of the key areas for which individual role-related objectives were established at the commencement of the year by the executive and Mr. Shacknai, as well as other significant accomplishments during the year. Mr. Shacknai’s recommendations to the Compensation Committee are based in part on these assessments of each executive’s performance during the year, discussions between Mr. Shacknai and each executive, and Mr. Shacknai’s observations of the executive’s performance during the year. Mr. Shacknai also reviews the market data prepared by the compensation consultant in making his recommendations, but he does not meet independently with the consultant as this is delegated to the Senior Vice President of Human Resources and the Chief Financial Officer.

Mr. Shacknai also prepares a written summary of the Company’s annual performance addressing such areas as financial results, product development and sales, research and development programs and accomplishments, regulatory compliance, corporate development activities, and organizational staffing and employee development. The Compensation Committee utilizes this information along with their own observations and assessments of Mr. Shacknai and the company’s performance to evaluate his performance. The Compensation Committee also considers market data provided by the independent compensation consultant in recommending adjustments to Mr. Shacknai’s compensation.

Components of Compensation

During the 2007 fiscal year, our executive officers’ direct compensation was composed of base salary, annual performance-based cash bonuses and restricted stock. In addition, certain perquisites valued under $10,000 in aggregate may have also been provided to certain named executives during the year.

Base Salary

Base salaries support our security objective by providing our executive officers with a degree of financial certainty and stability that is independent of our performance. In order to attract and retain high-performing executive talent the Compensation Committee believes it is important to provide opportunity for base salaries that are at or above the 75th percentile to the salaries being paid by our peer group companies. At the commencement of each year, the Compensation Committee reviews and determines the salaries of our Chief Executive Officer and other named executive officers. Salaries are also reviewed in the case of new hires, promotions or other significant changes in responsibilities. In each case, the salary of an executive officer is determined by the scope and impact of the position to the company, individual experience, talents and expertise, tenure with the company, cumulative contribution to our success, and individual performance as it relates to effort and achievement of progress toward particular objectives for the executive officer and to our immediate and long-term goals. The Compensation Committee also receives market data from our compensation consultant and reviews information gathered as to peer group companies in our industry. The Compensation Committee targets base salaries for our executive officers above the 75th percentile. The salaries of our executives were increased an average of 4.0% effective January 1, 2007, with Mr. Shacknai receiving a 3.9% increase and the increases for the other executives ranging from 3.5-5.0%. Prior to this change, the last adjustment to our executive base salaries occurred on July 1, 2005. Compared to the market data prepared by the consultant in January, 2007, base salaries were on average 6.6% above the 75th percentile range as reflected in the market data.

Annual Performance-Based Cash Bonuses

The primary purpose of our annual performance-based cash bonuses is to motivate our executive officers to meet or exceed our annual business and financial objectives.

Beginning in July 2005 and continuing in subsequent years, the Compensation Committee adopted a cash bonus program for our named executive officers in which the payment of cash bonus awards is contingent upon us achieving specified performance goals pre-established by the Compensation Committee and the individual achieving pre-established individual performance objectives. This program is implemented under our 2006 Incentive Award Plan and is intended to provide “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The target bonus percentage is expressed as a percentage of the executive’s salary as of the last day of the performance period, and the target percentages have remained unchanged since the plan was implemented in 2005. The target bonus opportunity for our Chief Executive Officer equals 90% of his salary, and the target bonus opportunity for each of our Executive Vice Presidents, including each of our other named executive officers, equals 75% of his salary, as in effect on the last day of the performance period. Bonus payments could range from 0% to 200% of the target bonus opportunity. Thus, the maximum bonus award for the Chief Executive Officer could be 180% of his salary and the maximum bonus award for each Executive Vice President could be 150% of his salary; provided that in no event could any executive officer receive a bonus in excess of $2,000,000.

The performance goals for the 2007 fiscal year were revenue targets and adjusted non-GAAP EBITDA targets, which were weighted equally. We believe these are the most appropriate performance goals as they best align the executive’s objectives with that of the annual objectives of the corporation and its stockholders. In February 2007, after consulting with senior management and taking into account our business plan, the Compensation Committee set target revenue for fiscal 2007 at $455 million and target adjusted non-GAAP EBITDA for fiscal 2007 at $150 million. Actual performance against EBITDA were to be adjusted to eliminate: (i) the impact of Financial Accounting Standard 123R; (ii) the impact of non-budgeted expenses associated with business development transactions and the impact of related ongoing expenses on EBITDA; (iii) the impact of subsequent accounting changes required by Generally Accepted Accounting Principles (“GAAP”); (iv) the impact of any litigation or regulatory settlements; and (v) the impact of all subsequent other charges for restructuring, extraordinary items, discontinued operations, non-recurring items such as midyear strategic decisions intended to enhance future performance and long-term shareholder value and the cumulative affect of accounting changes required by GAAP, each as defined in GAAP. The Company’s reported GAAP numbers will differ from the numbers used to determine the Company’s EBITDA performance relative to targets established by the Compensation Committee due to these adjustments. A reconciliation is provided to and approved by the Compensation Committee in connection with the approval of the bonuses payable. For 2007, adjustments totaling $36.1 million were added back to the reported EBITDA of $122.3 million yielding an adjusted non-GAAP EBITDA total of $158.4 million. Components of the adjustments included $12.1 million of net expenses associated with business development transactions completed in 2007 and ongoing expenses thereto, $4.1 million associated with the expensing of asset impairments required by GAAP and $19.8 million associated with FAS 123R expenses. No adjustments were made to the adjusted non-GAAP EBITDA total for expenses incurred in 2007 relating to strategic recommendations made by management and approved by the board of directors during 2007 which we believe will have a long-term benefit to shareholders including, but not limited to, our new enterprise resource planning (ERP) system, the expansion in the aesthetic sales force and costs associated with direct to consumer programs for RESTYLANE. No adjustments were made to the reported revenue amount.

As shown in the table below, no bonus was payable under the 2007 bonus program if our actual performance was less than 70% of the revenue target, and less than 70% of the adjusted non-GAAP EBITDA target. Each performance criteria (i.e., revenue and adjusted non-GAAP EBITDA) is given equal weighting in determining the total bonus payout such that 50% of the total bonus opportunity was based on our fiscal 2007 revenue, relative to the established target revenue, and 50% of the total bonus opportunity was based on our fiscal 2007 adjusted EBITDA, relative to the established target adjusted EBITDA. Payouts pursuant to each performance criteria are determined separately and then combined for the total bonus payable. At 70% or greater of target performance, 50% of target bonus opportunity is payable (subject to weighting) for that criteria. Thus, threshold payout is based on 70% or greater of target performance for only one criteria (and less than 70% performance on the other criteria) resulting in total payment of 25% of target bonus opportunity (50% performance under one criteria, weighted 50%). At 130% or greater of target performance for both criteria, a maximum of 200% of target bonus opportunity is payable. The actual cash bonus payable is then determined based on attainment of certain pre-established individual performance objectives, subject to the maximum awards payable based on our performance, as discussed above. The individual performance objectives can only result in a decrease to the bonus amount as determined by the financial performance measures.

% of Target Achieved	% of Target Bonus Amount
for the Criteria	for that Criteria(1)

<70%	0%
70%	50%
75%	75%
80%	80%
85%	90%
90%	95%
100%	100%
105%	110%
110%	115%
115%	120%
120%	125%
125%	130%
>130%	200%

(1)	Each criteria is given 50% weighting in determining the payout.

The 2007 individual performance objectives, and their weighting, for our executive officers were as follows:

Individual Bonus Objectives

Jonah Shacknai Chairman and Chief Executive Officer	65% financial/strategic performance, including compliance and employee development & retention	25% R&D milestones	10% doctor and board relations
Mark A. Prygocki Executive VP, Chief Financial Officer	45% financial strategy and business development	45% financial transparency, budget & compliance	10% doctor relations
Richard J. Havens Executive VP, Sales and Marketing	50% prescription revenue targets	30% doctor relations	20% business development and compliance
Joseph P. Cooper Executive VP, Corporate and Product Development	65% business development and compliance	25% R&D milestones	10% doctor relations
Mitchell S. Wortzman Executive VP, Chief Scientific Officer	40% R&D milestones	30% business development and compliance	30% doctor relations

Bonuses were paid in March 2008 after the Compensation Committee certified 2007 performance and adjustments to GAAP numbers as described above. The Company reported revenue of $464.7 million for 2007, reflecting 102.1% achievement to the revenue goal of $455 million. The adjusted EBITDA result of $158.4 million reflected 105.6% achievement against the goal of $150 million. Using the multipliers as shown in the table above, these results led to bonus payments earned at 105% of target. Actual bonuses paid also averaged 105% of the individual’s target bonus opportunity since each executive achieved 100% of his performance objectives for the year

The Compensation Committee adopted a substantially similar bonus program for the named executive officers for the 2008 fiscal year, employing revised revenue and adjusted non-GAAP EBITDA targets and individual performance goals. Commencing with fiscal 2007, all other employees, excluding those in sales, participated in an annual performance based incentive program that included similar company financial performance objectives and appropriate individual or department objectives. For all participants other than those at the level of Vice President or Senior Vice President, their individual performance can result in an increased bonus payment. The average amount paid out under this plan across all participants was 108% of target bonus.

Long-term Equity Incentive Awards

The Compensation Committee believes it is essential to provide equity compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders. Additionally, we do not offer our executives other long-term deferred compensation or pension benefits, and the absence of such typical retirement benefits is factored into our decisions regarding equity awards given to our executives.

At the commencement of each year, after reviewing the proposals provided by our Chief Executive Officer, considering executive performance and tenure with the company, and reviewing the market data prepared by the consultant, the Compensation Committee determines the long-term incentive equity awards for our executive officers and employees, other than our Chief Executive Officer, whose grant amount is fixed by his employment agreement. Our Chief Executive Officer, however, has voluntarily lowered his grant, as compared to his contracted amount, in order to supplement the number of shares available to grant to a broader group of high-performing senior management, professional and sales employees. The Compensation Committee has recently provided long-term compensation to the executives at a level below the 75th percentile of our market data in order to supplement the number of shares available to grant to a broader group of high-performing senior management, professional, and sales employees. This practice also supports the objective of targeting total direct compensation of our executives at the 75th percentile relative to our market data. For 2007, restricted stock grant values were 28% below the 75th percentile value when compared to our market data for Mr. Shacknai. The average value of grants to our other executives also averaged 28% below the 75th percentile value of our market data. Under the negotiated terms of his employment agreement, our Chief Executive Officer is eligible to receive non-qualified stock options and restricted stock awards. Under the terms of his employment agreement, our Chief Executive Officer is entitled to receive a grant of 25,200 shares of restricted stock and options to purchase at least 126,000 shares of our common stock. In 2007, Mr. Shacknai voluntarily agreed to receive 67,466 shares of restricted stock and no stock options, which was valued less than that to which he was entitled to receive under the terms of his employment agreement The value of the restricted stock granted to Mr. Shacknai in 2007 was $2,249,991 compared to a value of $2,678,672 he would have received if his long-term incentives had been granted in accordance with his contract.

In July 2005, in light of the adoption of FAS 123R and industry trends, the Compensation Committee determined to reduce the number of option grants from recent years and to supplement such grants with restricted stock awards. Restricted stock awards enable us to more effectively balance the impact of dilution and expensing requirements, while still providing a competitive form of compensation to our executive officers. Data from our peer group also indicates a shift in practice to include restricted stock in their equity grants. For 2007, all of our named executive officers received only restricted stock awards. The Compensation Committee changed its equity strategy from awarding stock options to awarding restricted shares to ensure we maintain a tight control on our annual share usage and to bring our dilution and overhang rates over time closer to median levels as represented by our peer group. Accordingly, the consultant’s 2007 analysis reported that our annual share rate usage is approximately half that of our peers (1.2% versus peer group median burn rate of 2.3%), although our overhang and dilution rate approximates the 90th percentile of the peer group.

The stock option and restricted stock awards granted to our Chief Executive Officer vest in three equal annual installments commencing on the first anniversary of the grant date, as provided in his employment agreement. The restricted stock awards granted to our other named executive officers vest over a five year period from the grant date as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%. We believe that the five-year vesting schedule, with 60% of the options vesting in the last two years, aligns executives with stockholders in achieving long-term objectives for the company and facilitates executive retention. Vesting of our executive officers’ options and restricted stock terminates upon a termination of employment and is accelerated in certain circumstances upon a termination of employment as described under “Severance and Change of Control Arrangements” below.

Accumulated Wealth

In determining annual long term equity grants and in otherwise reviewing the executives’ compensation, the compensation committee reviews the accumulated wealth of our executives resulting from outstanding vested and unvested equity. The following chart summarizes the value of vested and unvested equity as of December 31, 2007, based on a share price of $25.97, for each executive:

		Total Current	Total Current	Equity Currently
		Value of Equity	Value of Unvested	Unvested as a% of
		Outstanding. (Vested +	Equity	Total value of Equity
Executive	Title	Unvested)	(Options + Shares)	Outstanding

Shacknai	Chairman and Chief Executive Officer	$10,537,205	$2,076,302	20%
Prygocki	Executive Vice President and Chief Financial Officer	$2,507,727	$992,755	40%
Havens	Former Executive Vice President, Sales & Marketing	$1,584,662	$636,317	40%
Cooper	Executive Vice President, Corporate & Product Development	$1,502,899	$1,106,070	74%
Wortzman	Executive Vice President, Chief Scientific Officer	$1,934,977	$636,317	33%

Policies and Practices with Respect to Equity Compensation Award Determinations.

For the 2007 fiscal year, the Compensation Committee delegated to our Chief Executive Officer, as a subcommittee of the board, the authority to grant equity awards to non-executives, although such authority is limited to 5,000 restricted shares or 10,000 options per participant and 40,000 restricted shares in the aggregate and options to purchase 80,000 shares of stock in the aggregate. During 2007, one award for 415 shares of restricted stock was granted pursuant to this authority. In addition, all options must have an exercise price equal to the closing sale price of our stock on the NYSE on the date of grant and must have a term not longer than 10 years. All such awards must vest as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%, and be subject to our standard terms and conditions for such award.

Equity awards granted in 2007 to executive officers, including each of the named executive officers, were made on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on March 7, 2007. In February 2007, the Compensation Committee approved a formal policy for the grant of equity awards. Under this policy, equity awards generally will be granted at a quarterly Compensation Committee meeting, which grants will be effective (the grant date) on the 5th business day following the announcement of our results for such quarter or annual period. Equity awards also may be granted as of a specified future date or upon the occurrence of a specified and objectively determinable future event, such as an individual’s commencement of employment or promotion. Awards of restricted stock and options when so approved will be expressed in dollar valuations and the actual number of shares of restricted stock and number of option shares will be determined on the grant date based on the closing price of our common stock on the NYSE on such grant date. As with our current practice, all options will have an exercise price no less than the closing price of our common stock on the grant date.

Severance and Change of Control Arrangements

Jonah Shacknai, our Chief Executive Officer

In July 1996, we entered into an employment agreement with Mr. Shacknai. This agreement provides Mr. Shacknai with, among other things, varying severance payments and benefits (including tax gross up payments) upon termination of employment (a) by Mr. Shacknai for good reason, (b) by us without cause, (c) following a change in control under certain circumstances, and (d) upon death or disability. The agreement was amended in December 2005, renewing the agreement for a six-year period continuing until December 31, 2011, subject to certain automatic renewal provisions. The Compensation Committee renewed this agreement in December 2005 in recognition of the important contributions and leadership provided by Mr. Shacknai. These amendments were approved after considering Mr. Shacknai’s performance and contributions to the success of the Company and also to comply with regulatory changes.

Other Named Executive Officers

Executive Retention Plan.  Since April 1, 1999, we have maintained the Medicis Pharmaceutical Corporation Executive Retention Plan. The plan was amended and restated in 2004. The purpose of the retention plan is to facilitate the exercise of best judgment in the event of an anticipated change in control and improve our recruitment and retention of key employees. Pursuant to the retention plan, certain key employees, including all named executive officers, will receive a benefit allowance (including tax gross up payments) upon an involuntary termination other than for good cause that occurs within 24 months following a change in control. Mr. Shacknai does not participate in the Executive Retention Plan due to the terms of his employment agreement covering certain terminations following a change in control.

The Compensation Committee believes that the double trigger requirement in the Executive Retention Plan and in Mr. Shacknai’s agreement maximizes stockholder value because it prevents an unintended windfall to management in the event of a friendly (non-hostile) change in control.

Employment and Severance Agreements.  Based upon the recommendation of our Chief Executive Officer and after consultation with an independent consulting organization regarding competitive practices, the Compensation Committee approved employment agreements effective as of July 25, 2006 with each of our Executive Vice Presidents other than Mr. Cooper. Mr. Cooper, our Executive Vice President, Corporate and Product Development, declined to enter into the agreement, and the agreement is no longer available to him. These agreements provide severance payments and benefits to our named executive officers in the event of termination of employment (a) by the executive for good reason, (b) by us without cause, (c) following a change in control under certain circumstances, and (d) upon death or disability. The material terms of these agreements are substantially similar. The Compensation Committee believes that it was important for the executive officers to have severance packages as part of their stable package of benefits and to provide more parity between the total compensation payable to the Chief Executive Officer and the other executive officers. The agreements provide a lower level of benefits than provided to our Chief Executive Officer, which level of benefits is based in part on market data concerning peer company practices provided by our compensation consultant. All severance payments and benefits are subject to the executive executing a general release in favor of Medicis and agreeing to not compete with us for a specified time period following termination.

Richard J. Havens.  On April 1, 2008, Richard Havens, our former Executive Vice President, Sales and Marketing, separated employment with the Company. We understand that Mr. Havens and the government are in discussions concerning a resolution of his status in the investigation into allegations concerning our past off-label marketing and promotion of Loprox® and Loprox TS®. The Compensation Committee has determined that Mr. Havens was entitled to the severance payments and indemnification benefits pursuant to a without cause termination under his employment agreement dated July 25, 2006, which are described at “Potential Payments Upon Termination or Change-in-Control” herein. On April 2, 2008, we entered into a consulting agreement with Mr. Havens. Pursuant to the consulting agreement, Mr. Havens has agreed to provide senior level consulting services to us in the areas of corporate development, strategic direction, business operations, corporate strategy, research and development and other areas as we may determine from time to time. He will be entitled to $430 per hour for his consulting services, and the term of the agreement is one year, subject to our right to extend the agreement for an additional period of one year. We have the right to terminate the agreement upon 24 hours notice to Mr. Havens. Specific projects will be assigned to Mr. Havens from time to time. In reaching its decision to retain Mr. Havens despite his recent separation from Medicis, the Compensation Committee determined that his knowledge of the Company and its historical practices and his skill set were uniquely valuable to the Company. In reaching the compensation amount payable to Mr. Havens on an hourly basis, the Compensation Committee determined that $430 per hour was reasonable compensation given Mr. Havens’ experience and expertise and that it would likely cost the company in excess of that amount to retain a qualified alternative expert.

Equity Awards Acceleration for All Employees

Commencing with our 1995 Stock Option Plan, each of our stock options plans, other than our 2006 Incentive Award Plan, provide for accelerated vesting in full for all unvested options and shares of restricted stock that are outstanding as of the date of a change of control. These plans were approved by our stockholders. The 2006

Incentive Award Plan permits the plan administrator to provide for such accelerated vesting in the award agreements, which the Compensation Committee, as the plan administrator, has done. These acceleration provisions apply to equity awards held by all of our employees. We believe that the acceleration of vesting for outstanding stock options and restricted stock is appropriate in a change-in-control scenario because, depending on the structure of a change-in-control transaction, continuing such awards may hinder a potentially stockholder value enhancing transaction. It may not be possible to replace such awards with comparable awards of the acquiring company’s stock. We also believe that it would not be fair to our executives if they lost the benefit of these outstanding awards as a result of a value enhancing transaction. The acceleration of such awards may allow the executive to exercise the awards and participate in the change-in-control transaction for the shares received, providing such executive with incentive to effectively and efficiently execute the transaction. In this way, the acceleration of vesting aligns the interests of executives in a potential change-in-control transaction with those of our stockholders. For these reasons, we believe that the acceleration of stock awards upon a change-in-control and eligibility for severance benefits in the event of a termination of employment following a change in control is beneficial to both our executives and our stockholders.

Stock Ownership Guidelines.

On July 21, 2005, in connection with the Compensation Committee’s review of the compensation packages paid to our executive officers, the Compensation Committee implemented stock ownership guidelines for ownership of our equity by our executives. In accordance with these guidelines, our Chief Executive Officer must maintain market value of equity ownership equal to eight times his base salary. Each of our Executive Vice Presidents must maintain market value of equity ownership equal to four times the person’s base salary. Each executive will have a five-year period that commenced on August 1, 2005 or upon their respective date of hire or promotion to executive officer if later, to accumulate ownership of their required multiple of their base salary as follows:

•	50% of the respective required market value by August 1, 2008 or three years from date of hire or promotion;

•	75% of the respective required market value by August 1, 2009 or four years from date of hire or promotion; and

•	100% of the respective required market value by August 1, 2010 or five years from date of hire or promotion.

In order to determine progress toward these ownership objectives, annual base salary as of August 1st of each year is compared to each executive’s accumulated ownership on August 1st based on a share price equal to the average closing price of the previous 30 trading days. The chart below summarizes the value owned by each executive as of December 31, 2007; all disclosed executives have already achieved the required level of equity ownership for the upcoming August 1, 2008 measurement date.

			Current Guideline as of 12/31/07					Meets
			Guideline		$ Value of	$ Value of		Ownership
			Multiple		Unvested	Owned		Guideline
		Base	as of	Dollar	Restricted	Outright	Total	as of
Executive	Title	Salary	12/31/07	Value	Shares	Shares	Ownership	12/31/07

Shacknai	Chairman and Chief Executive Officer	$1,060,000	4X Base Salary	$4,240,000	$2,076,302	$22,097,899	$24,174,200	Yes
Prygocki	EVP and Chief Financial Officer	$515,000	2X Base Salary	$1,030,000	$992,755	$788,797	$1,781,552	Yes
Havens	EVP, Sales & Marketing	$465,000	2X Base Salary	$930,000	$636,317	$563,289	$1,199,606	Yes
Cooper	EVP, Corporate & Product Development	$440,000	2X Base Salary	$880,000	$1,012,830	$303,589	$1,316,419	Yes
Wortzman	EVP, Chief Scientific Officer	$400,000	2X Base Salary	$800,000	$636,317	$1,096,601	$1,732,918	Yes

Only shares as to which the executive has voting rights are counted toward the satisfaction of the guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the respective market values, fluctuations in stock prices during blackout periods would not cause the executive officer to be out of compliance of this policy

Perquisites and Other Benefits

We also provide other benefits to our executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. We offer to all full and part-time employees a medical plan, dental plan, vision plan and life and disability insurance plans, for which our executive officers are provided the same benefits and are charged the same rates as all other employees. Certain other perquisites valued at less than $10,000.00 in aggregate were provided to certain named executive officers during the year. In 2007, consistent with our charter documents regarding reimbursement of expenses and indemnification for acts taken as an officer of the Company, we also reimbursed Mr. Shacknai and Mr. Havens for the expenses of their personal attorneys who represented them in connection with the government’s investigation into allegations concerning our past off-label marketing and promotion of Loprox® and Loprox TS®.

Retirement Plans

We have no defined benefit or defined contribution retirement plans other than the Medicis Pharmaceutical Corporation 401(k) Employee Savings Plan established under Section 401(k) of the Internal Revenue Code. Contributions to the 401(k) plan are voluntary and all employees who are at least 21 years of age are eligible to participate. Approximately 75% of our eligible employees participate in this plan. The 401(k) plan permits us to match employee contributions, and we began making matching contributions in April 2002, at 50% of the first 3% of gross pay that each employee contributes to the plan. Effective as of April 1, 2006, our matching contributions made to all employees increased to 50% of the participant’s elective deferrals up to 6% of the total compensation. The 401(k) plan also allows us to make profit sharing contributions to the plan to be distributed among eligible plan participants on a prorated basis. The amount of profit sharing contributions and employer matching contributions paid to named executive officers are shown in the Summary Compensation Table

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation paid to certain executive officers, to the extent compensation exceeds $1 million per officer in any year. However, performance-based compensation is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals the committee that establishes such goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant.

All members of our Compensation Committee are intended to qualify as “outside directors” for purposes of Section 162(m). The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. The bonuses paid to the executive officers for the 2007 performance period are intended to be “performance based compensation” under Section 162(m), while restricted stock awards currently do not qualify as performance-based compensation since their vesting is tied to service with us. The tax cost under 162(m) for 2007 is summarized in the table below. The Compensation Committee will continue to review the effects of its compensation programs with regard to Internal Revenue Code Section 162(m). While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

	Total Non-
	Deductible	Tax Cost to
Executive	Compensation	Company

Jonah Shacknai	$2,447,845	$881,224
Mark Prygocki	n/a	n/a
Joseph Cooper	$582,562	$209,722
Mitch Wortzman	$494,740	$178,106
Richard Havens	n/a	n/a
Totals	$3,525,147	$1,269,053

Sections 4999 of the Internal Revenue Code imposes a 20% excise tax on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if he receives payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base amount. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G. If we were to be subject to a change in control, certain amounts received by our executives could be deemed excess parachute payments. As discussed above, we provide our executive officers with tax gross up payments in the event of a change in control to fully compensate them for the 20% excise tax and any additional taxes resulting from such tax gross-up payment. We believe this is important and reasonable as it is competitive with provisions offered to executives in the industry.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the year ended December 31, 2006 and December 31, 2007:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Jonah Shacknai	2007	$1,060,000	$947,285	$1,570,415	$1,001,700	$10,578	$4,589,978
Chairman of the Board,	2006	1,020,000	379,541	2,952,285	895,050	8,420	5,255,296
Chief Executive Officer
Joseph P. Cooper	2007	437,003	268,410	582,562	346,500	10,578	1,645,053
Executive Vice President,	2006	408,192	158,565	582,521	310,781	11,720	1,471,799
Corporate and Product Development
Richard J. Havens	2007	465,000	151,803	508,390	366,188	10,578	1,501,959
Former Executive Vice	2006	448,000	119,156	629,116	327,600	11,720	1,535,592
President, Sales and Marketing
Mark A. Prygocki	2007	515,000	232,816	676,405	405,563	10,578	1,840,362
Executive Vice President,	2006	496,000	141,689	837,879	362,700	8,420	1,846,688
Chief Financial Officer
Mitchell S. Wortzman, Ph.D.	2007	400,000	151,803	508,390	315,000	10,578	1,385,771
Executive Vice President	2006	380,800	119,156	629,116	278,460	11,267	1,418,799
and Chief Scientific Officer

(1)	Includes salary deferred under our 401(k) Employee Savings Plan otherwise payable in cash during the year.

(2)	The amounts shown are the amounts of compensation cost recognized by us related to the grants of restricted stock, as described in FAS 123R. For a discussion of valuation assumptions, see Note 2 to our 2007 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007; excluding any assumptions for forfeitures. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

		Number Shares of	2007 Fiscal Year	2006 Fiscal Year
Named Executive Officer	Grant Date	Stock	Compensation Cost	Compensation Cost

Mr. Shacknai	3/7/2007	67,466	$613,993	$0
	2/7/2006	6,125	61,296	54,914
	7/21/2005	25,200	271,996	271,996
	7/24/2001	20,000	0	52,631
Mr. Cooper	3/7/2007	19,490	106,393	0
	2/7/2006	5,500	33,037	29,598
	7/21/2005	5,700	36,927	36,927
	3/03/2003	20,000	92,053	92,040
Mr. Havens	3/7/2007	14,992	81,839	0
	2/7/2006	5,500	33,037	29,598
	7/21/2005	5,700	36,927	36,927
	7/24/2001	20,000	0	52,631
Mr. Prygocki	3/7/2007	25,487	139,130	0
	2/7/2006	7,400	44,450	39,822
	7/21/2005	7,600	49,236	49,236
	7/24/2001	20,000	0	52,631
Dr. Wortzman	3/7/2007	14,992	81,839	0
	2/7/2006	5,500	33,037	29,598
	7/21/2005	5,700	36,927	36,927
	7/24/2001	20,000	0	52,631

(3)	The amounts shown are the amounts of compensation cost recognized by us related to the grants of stock options, as described in FAS 123R. For a discussion of valuation assumptions, see Note 2 to our 2007 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2007; excluding any assumptions for forfeitures. There were no grants of stock options to our named executive officers in fiscal year 2007. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

			Number of
			Shares of Stock	2007 Fiscal Year	2006 Fiscal Year
		Exercise	Underlying	Compensation	Compensation
Named Executive Officer	Grant Date	Price	Options	Cost	Cost

Mr. Shacknai	2/7/2006	$30.05	30,625	$136,221	$122,039
	7/21/2005	$32.41	126,000	634,616	634,616
	7/16/2004	$38.45	280,000	799,578	1,481,452
	7/31/2003	$29.20	280,000	0	714,178
Mr. Cooper	7/21/2005	$32.41	28,500	86,158	86,158
	7/16/2004	$38.45	63,000	202,807	202,807
	7/31/2003	$29.20	63,000	165,988	165,965
	3/3/2003	$23.01	63,000	127,609	127,591
Mr. Havens	7/21/2005	$32.41	28,500	86,158	86,158
	7/16/2004	$38.45	63,000	202,807	202,807
	7/31/2003	$29.20	63,000	165,988	165,965
	7/11/2002	$18.33	63,000	53,437	101,585
	7/17/2001	$26.95	63,000	0	72,601

			Number of
			Shares of Stock	2007 Fiscal Year	2006 Fiscal Year
		Exercise	Underlying	Compensation	Compensation
Named Executive Officer	Grant Date	Price	Options	Cost	Cost

Mr. Prygocki	7/21/2005	$32.41	38,000	114,877	114,877
	7/16/2004	$38.45	84,000	270,409	270,409
	7/31/2003	$29.20	84,000	221,318	221,287
	7/11/2002	$18.33	84,000	69,801	134,504
	7/17/2001	$26.95	84,000	0	96,802
Mr. Wortzman	7/21/2005	$32.41	28,500	86,158	86,158
	7/16/2004	$38.45	63,000	202,807	202,807
	7/31/2003	$29.20	63,000	165,988	165,965
	7/11/2002	$18.33	63,000	53,437	101,585
	7/17/2001	$26.95	63,000	0	72,601

We did not grant any stock options to our named executive officers during 2007. Fiscal 2006 and prior year stock options grants were made in the first two months of each fiscal year based on performance in the prior fiscal year, which prior to December 31, 2005 ran from July 1st to June 30th of each calendar year. Beginning January 1, 2006, we changed our fiscal year to start on January 1st and end on December 31st. Options were granted on the date that the Compensation Committee met to make the awards, and the exercise prices equal the closing prices of shares of our common stock on such dates. Vested options are exercisable following termination of employment for ninety days, unless the termination is due to death or disability, in which the option is exercisable for six months and one year, respectively. Options granted to Mr. Shacknai typically vest in three equal annual installments commencing on the first anniversary of grant date. Options granted to the other executive officer’s options generally vest in the following annual installments: 10% on each of the first and second anniversaries of the grant date; 20% on the third anniversary of the grant date; and 30% on each of the fourth and fifth anniversaries of the grant date. Their were not grants of options to our executive officers in fiscal 2007

(4)	Represents actual bonuses earned under the Annual Performance Based Cash Bonus Program. For 2007, actual bonuses earned was based on our achieving approximately 102% against target for the net revenue performance goal and approximately 106% against target for the adjusted EBITDA performance goal, as adjusted in accordance with the terms of the plan, and also based on achievement of 100% of targeted individual goals for 2007. See footnote 1 to “Grant of Plan Based Awards” and “Compensation Discussion and Analysis — Annual Performance Based Cash Bonuses” for a more complete description of the bonus program. For a description of the actual bonuses earned under the bonus program for 2006, see our proxy statement filed with the Securities and Exchange Commission on April 16, 2007.

(5)	The amounts shown for 2007 include profit sharing contributions made under our 401(k) Plan, matching and discretionary contributions made under our 401(k) Plan and life/accidental death and dismemberment insurance premiums, each of which is available to all of our employees, as set forth in the table below. With respect to Mr. Shacknai, the life insurance premium reflected below does not include a $655 premium paid in 2007 on a term life insurance policy of which Medicis is the sole beneficiary. Does not include for Mr. Havens, $282,786, and for Mr. Shacknai, $204,114, for reimbursement of personal attorneys fees and expenses incurred through December 31, 2007, in connection with the government’s investigation into allegations concerning our past off-label marketing and promotion of Loprox® and Loprox TS®, based on information known to us as of the date of this proxy statement.

	401(k) Plan	401(k) Plan	Life/AD&D Insurance
Named Executive Officer	Profit Sharing	Company Contributions	Premiums

Jonah Shacknai	$2,964	$6,750	$864
Joseph P. Cooper	2,964	6,750	864
Richard J. Havens	2,964	6,750	864
Mark A. Prygocki	2,964	6,750	864
Mitchell S. Wortzman	2,964	6,750	864

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2007:

					All Other Stock
		Estimated Possible Payouts Under			Awards: Number of	Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Shares of Stock or	Value of Stock and
Name	Grant Date	Threshold	Target	Maximum	Units(2)	Option Awards(3)

Jonah Shacknai	3/7/2007	$238,500	$954,000	$1,908,000	67,466	$2,249,991
Joseph P. Cooper	3/7/2007	$82,500	$330,000	$660,000	19,490	$649,992
Richard J. Havens	3/7/2007	$87,188	$348,750	$697,500	14,992	$499,983
Mark A. Prygocki	3/7/2007	$96,563	$386,250	$772,500	25,487	$849,991
Mitchell S. Wortzman	3/7/2007	$75,000	$300,000	$600,000	14,992	$499,983

(1)	Represents potential payouts under our annual performance based cash bonus program for fiscal 2007. The performance goals for the 2007 fiscal year were revenue targets and adjusted EBITDA targets. Target revenue for fiscal 2007 was set at $455 million and target adjusted EBITDA for fiscal 2007 was set at $150 million. Actual performance against targets was adjusted EBITDA to eliminate the effects of certain accounting adjustments, extraordinary expenses and litigation costs. Each performance criteria (i.e., revenue and adjusted EBITDA) is given equal weighting in determining the total bonus payout such that 50% of the total bonus opportunity was based on our fiscal 2007 revenue, relative to the established target revenue, and 50% of the total bonus opportunity was based on our fiscal 2007 adjusted EBITDA, relative to the established target adjusted EBITDA. Payouts pursuant to each performance criteria are determined separately and then combined for the total bonus payable. No bonus was payable if our actual performance was less than 70% of the revenue target, and less than 70% of the adjusted EBITDA target. At 70% or greater of target performance, 50% of target bonus opportunity is payable (subject to weighting) for that criteria. Thus, threshold payout is based on 70% or greater of target performance for only one criteria (and less than 70% performance on the other criteria) resulting in total payment of 25% of target bonus opportunity (50% performance under one criteria, weighted 50%). At 130% or greater of target performance for each performance criteria, a maximum of 200% of target bonus opportunity was payable. Target bonus opportunity is expressed as a percentage of base salary, ranging from 75% to 90% of base salary. The Compensation Committee also reviews individual performance against pre-established individual performance objectives in determining the final bonus payable. See “Compensation Discussion and Analysis — Annual Performance Based Cash Bonuses” for a more complete description of the 2007 bonus program. The bonuses actually paid under the 2007 bonus program are reflected in the Summary Compensation Table.

(2)	The shares of restricted stock are granted in the first quarter of each fiscal year based on performance in the prior fiscal year. The shares of restricted stock issued to Mr. Shacknai vest in a series of equal annual installments on each of the three anniversaries of the date of grant, subject to his continuous employment with us. Mr. Shacknai’s restricted stock was granted pursuant to the terms of his amended employment agreement that provides for the annual grant of a minimum of 25,200 shares of restricted stock and options to purchase 126,000 shares of common stock, but Mr. Shacknai voluntarily agreed to accept 67,466 shares of restricted stock in lieu of a combination of restricted stock and options to purchase common stock. The restricted stock granted to the other named executive officers vest in a series of annual installments over the five-year period beginning on the date of grant, subject to continuous employment with us, as follows: Year 1 — 10%; Year 2 — 10%; Year 3 — 20%; Year 4 — 30%; and Year 5 — 30%. Restricted stock is subject to forfeiture upon termination of employment and may not be transferred until vested. Holders of restricted stock have full voting and dividend rights with respect to the shares. No payment is made for the restricted stock.

(3)	The dollar value of the stock shown represents the grant date fair value as prescribed under FAS 123R, based on the market price of the stock on March 7, 2007, the date of grant, of $33.35.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2007:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Vested(3)

Jonah Shacknai	10,208	20,417	$30.05	2/7/2013	79,950	$2,076,302
	84,000	42,000	32.41	7/21/2015
	280,000	0	38.45	7/16/2014
	280,000	0	29.20	7/31/2013
	280,000	0	18.33	7/11/2012
	280,000	0	26.95	7/17/2011
	400,000	0	27.63	7/25/2010
	354,910	0	11.00	7/29/2009
Joseph P. Cooper	5,700	22,800	32.41	7/21/2015	39,000	1,012,830
	25,200	37,800	38.45	7/16/2014
	44,100	18,900	29.20	7/31/2013
	31,500	31,500	23.01	3/3/2013
Richard J. Havens	5,700	22,800	32.41	7/21/2015	24,502	636,317
	25,200	37,800	38.45	7/16/2014
	44,100	18,900	29.20	7/31/2013
	50,400	0	18.33	7/11/2012
	50,400	0	26.95	7/17/2011
	36,000	0	27.63	7/25/2010
Mark A. Prygocki(4)	7,599	30,401	32.41	7/21/2015	38,227	992,755
	33,600	50,400	38.45	7/16/2014
	54,957	25,200	29.20	7/31/2013
	71,529	0	18.33	7/11/2012
	67,591	0	26.95	7/17/2011
	72,822	0	27.63	7/25/2010
	12,953	0	11.00	7/29/2009
Mitchell S. Wortzman	5,700	22,800	32.41	7/21/2015	24,502	636,317
	25,200	37,800	38.45	7/16/2014
	44,100	18,900	29.20	7/31/2013
	63,000	0	18.33	7/11/2012
	63,000	0	26.95	7/17/2011
	90,000	0	27.63	7/25/2010
	9,100	0	11.00	7/29/2009
	8,386	0	11.92	7/31/2008

(1)	The table below shows the vesting schedules relating to the option awards which are represented in the above table by their expiration dates.

Option Awards Vesting Schedule
Name	Expiration Date	Grant Date	Vesting Schedule

Jonah Shacknai	2/07/2013	2/07/2006	10,208 shares	—	2/7/2008
			10,209 shares	—	2/7/2009
	7/21/2015	7/21/2005	42,000 shares	—	7/21/2008

Option Awards Vesting Schedule
Name	Expiration Date	Grant Date	Vesting Schedule

Joseph P. Cooper	7/21/2015	7/21/2005	5,700 shares	—	7/21/2008
			8,550 shares	—	7/21/2009
			8,550 shares	—	7/21/2010
	7/16/2014	7/16/2004	18,900 shares	—	7/16/2008
			18,900 shares	—	7/16/2009
	7/31/2013	7/31/2003	18,900 shares	—	7/31/2008
	3/03/2013	3/03/2003	31,500 shares	—	3/3/2008
Richard J. Havens	7/21/2015	7/21/2005	5,700 shares	—	7/21/2008
			8,550 shares	—	7/21/2009
			8,550 shares	—	7/21/2010
	7/16/2014	7/16/2004	18,900 shares	—	7/16/2008
			18,900 shares	—	7/16/2009
	7/31/2013	7/31/2003	18,900 shares	—	7/31/2008
Mark A. Prygocki	7/21/2015	7/21/2005	7,600 shares	—	7/21/2008
			11,400 shares	—	7/21/2009
			11,401 shares	—	7/21/2010
	7/16/2014	7/16/2004	25,200 shares	—	7/16/2008
			25,200 shares	—	7/16/2009
	7/31/2013	7/31/2003	25,200 shares	—	7/31/2008
Mitchell S. Wortzman	7/21/2015	7/21/2005	5,700 shares	—	7/21/2008
			8,550 shares	—	7/21/2009
			8,550 shares	—	7/21/2010
	7/16/2014	7/16/2004	18,900 shares	—	7/16/2008
			18,900 shares	—	7/16/2009
	7/31/2013	7/31/2003	18,900 shares	—	7/31/2008

(2)	The table below shows on a grant-by-grant basis the vesting schedules relating to the stock awards which are represented in the above table in the aggregate.

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule

Jonah Shacknai	3/07/2007	22,488 shares	—	3/07/2008
		22,489 shares	—	3/07/2009
		22,489 shares	—	3/07/2010
	2/07/2006	2,042 shares	—	2/07/2008
		2,042 shares	—	2/07/2009
	7/21/2005	8,400 shares	—	7/21/2008
Joseph P. Cooper	3/07/2007	1,949 shares	—	3/07/2008
		1,949 shares	—	3/07/2009
		3,898 shares	—	3/07/2010
		5,847 shares	—	3/07/2011
		5,847 shares	—	3/07/2012
	2/07/2006	550 shares	—	2/07/2008
		1,100 shares	—	2/07/2009
		1,650 shares	—	2/07/2010
		1,650 shares	—	2/07/2011
	7/21/2005	1,140 shares	—	7/21/2008
		1,710 shares	—	7/21/2009
		1,710 shares	—	7/21/2010
	3/03/2003	10,000 shares	—	3/03/2008

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule

Richard J. Havens	3/07/2007	1,499 shares	—	3/07/2008
		1,499 shares	—	3/07/2009
		2,999 shares	—	3/07/2010
		4,497 shares	—	3/07/2011
		4,498 shares	—	3/07/2012
	2/07/2006	550 shares	—	2/07/2008
		1,100 shares	—	2/07/2009
		1,650 shares	—	2/07/2010
		1,650 shares	—	2/07/2011
	7/21/2005	1,140 shares	—	7/21/2008
		1,710 shares	—	7/21/2009
		1,710 shares	—	7/21/2010
Mark A. Prygocki	3/07/2007	2,549 shares	—	3/07/2008
		2,549 shares	—	3/07/2009
		5,097 shares	—	3/07/2010
		7,646 shares	—	3/07/2011
		7,646 shares	—	3/07/2012
	2/07/2006	740 shares	—	2/07/2008
		1,480 shares	—	2/07/2009
		2,220 shares	—	2/07/2010
		2,220 shares	—	2/07/2011
	7/21/2005	1,520 shares	—	7/21/2008
		2,280 shares	—	7/21/2009
		2,280 shares	—	7/21/2010
Mitchell S. Wortzman	3/07/2007	1,499 shares	—	3/07/2008
		1,499 shares	—	3/07/2009
		2,999 shares	—	3/07/2010
		4,497 shares	—	3/07/2011
		4,498 shares	—	3/07/2012
	2/07/2006	550 shares	—	2/07/2008
		1,100 shares	—	2/07/2009
		1,650 shares	—	2/07/2010
		1,650 shares	—	2/07/2011
	7/21/2005	1,140 shares	—	7/21/2008
		1,710 shares	—	7/21/2009
		1,710 shares	—	7/21/2010

(3)	Represents the closing price of a share of our common stock on December 31, 2007 ($25.97) multiplied by the number of shares that have not vested.

(4)	Number of options reported excludes 82,550 vested options transferred to Mr. Prygocki’s former spouse in connection with a divorce settlement as reported on Form 4 filed with the Securities and Exchange Commission on July 2, 2004.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2007. The vesting of stock awards does not indicate the sale of stock by a named executive officer. None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2007.

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting	Vesting(1)

Jonah Shacknai	10,441	$338,595
Joseph P. Cooper	7,120	247,268
Richard J. Havens	1,120	38,708
Mark A. Prygocki	1,500	51,865
Mitchell S. Wortzman	1,120	38,708

(1)	Represents the closing market price of a share of our common stock the date of vesting (or in the case of vesting which occurred on a non-business day the closing price of a share of our common stock on the latest previous business day) multiplied by the number of shares that have vested.

Potential Payments Upon Termination or Change-in-Control

Equity Awards

Our equity incentive plans and award agreements evidencing options and shares of restricted stock granted to our employees, including our named executive officers, provide that all such options and shares of restricted stock shall vest in full upon a change of control. In general, change of control is defined as (i) the acquisition by any person or group of beneficial ownership of 25% or more of the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, (ii) certain changes in the composition of our board of directors, (iii) consummation by us of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, excluding those transactions where existing stockholders continue to hold more than 50% of the securities of the surviving entity, or (iv) a complete liquidation or dissolution of us or a sale of substantially all of our assets.

Jonah Shacknai, our Chairman and Chief Executive Officer

In July 1996, Medicis entered into an employment agreement with Mr. Shacknai to continue to serve as Chairman and Chief Executive Officer. The agreement was amended in December 2005, renewing the agreement for a six-year period commencing on January 1, 2006 and expiring on December 31, 2011.

Pursuant to the agreement, Mr. Shacknai will be entitled to receive certain severance benefits in the event of certain terminations of his employment. The actual level of benefits Mr. Shacknai would receive depends upon the circumstances surrounding his termination of employment, as follows:

•	In the event Medicis enters into an agreement relating to a change in control of Medicis, or a change in control of Medicis occurs, and Mr. Shacknai is not appointed as Chairman and Chief Executive Officer of the surviving entity (or to such other position as may be acceptable to Mr. Shacknai) and he resigns within the six months following the effective date of the change in control (which we refer to as a “change in control termination”), Mr. Shacknai will receive: (i) an amount equal to four times the sum of (A) his annual base salary at the highest rate in effect at any time during the twelve months preceding his termination, plus (B) the average annual bonus paid to him during the three years preceding his termination; plus, (ii) a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus. In addition should any of the payments made pursuant to such termination subject Mr. Shacknai to excise taxes under Sections 280G and 4999 of the Internal Revenue Code, we will pay him a gross up payment to cover any such tax and related payments.

•	In a situation that does not qualify as a change in control termination, if Mr. Shacknai’s employment is terminated by Medicis for any reason other than for cause, or if Mr. Shacknai resigns for good reason (as defined) (which we refer to as an “involuntary/good reason termination”), he will be entitled to receive an amount equal to (i) a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus, and (ii) the number of months remaining in the term of his employment agreement divided by twelve, multiplied by the sum of (A) his annual base salary at the highest rate in effect during the twelve months preceding his termination, plus (B) the average annual bonus paid to him during the three years preceding his termination.

•	If Mr. Shacknai’s employment is terminated by his death, we will continue to pay his salary to his estate at the then-current rate for a period of twenty-four months following his death.

•	If Mr. Shacknai’s employment is terminated due to his disability, we will continue to pay his base salary, at the then-current rate for a period of twenty-four months following his termination, and 50% of that base salary for the balance of the term of his employment agreement, but in no event for an additional period of less than twelve months.

In the event of a termination of employment under any of the circumstances described above, all options then held by Mr. Shacknai will automatically vest upon such termination and will remain exercisable for their full term. If there is a change in control termination or an involuntary/good reason termination, we will pay Mr. Shacknai (i) a stipend of $75,000 annually for administrative support and services for a period of three years following his date of termination or, if longer, for the balance of the term of his employment agreement; and (ii) an amount necessary to offset any other damages Mr. Shacknai may suffer as a result of our termination of his employment including damages for any loss of benefits Mr. Shacknai would have received if he remained employed by us for the remainder of the term of his employment agreement and all legal fees and expenses incurred by Mr. Shacknai in contesting or disputing his termination or in seeking to obtain or enforce any right or benefit provided by his employment agreement. In the event of a termination of employment under any of the circumstances described above, we are required to maintain continued benefits for four years. Given the contingent nature of any payments referenced in (ii) above, we have not valued them in the table set forth below.

Unless Mr. Shacknai is terminated for cause or voluntarily resigns without good reason, we will provide for a period of four years following his date of termination, benefits under all employee benefit plans and programs in which he is entitled to participate immediately prior to his date of termination or, in the event his participation is not permitted under the terms of one or more of such plans and programs, benefits substantially similar to the benefits he would otherwise have been entitled to receive or the economic equivalent of such benefits. At the end of such period of coverage, Mr. Shacknai may choose to have assigned to him, without cost and without apportionment of prepaid premiums, any assignable insurance policy owned by us which relates to him specifically. Since July 2001, we have maintained a $1 million term life insurance policy, for which we pay $655 annually in premiums. In July 2011, the premiums increase to $16,285 per year.

Generally, all payments are lump sum payments payable within 30 days following termination. If we determine that any payments or benefits provided to Mr. Shacknai may become subject to additional tax under Section 409A of the Internal Revenue Code, we may delay any such payment for a period of up to six months after Mr. Shacknai’s termination of employment. Any such deferred amounts will receive interest.

The agreement automatically renews for successive periods of five years, unless either party gives timely notice of an intention not to renew. Mr. Shacknai may terminate the employment agreement prior to the end of the term. The agreement provides that during his employment and for a period of one year following termination for reasons other than a change in control of Medicis, Mr. Shacknai will not engage in, consult with or be employed by any competing business (as defined). The agreement also contains customary non-solicitation provisions and provides for the transfer to Medicis of any intellectual property relating to its business.

For these purposes, change in control is defined as the entering into of an agreement to merge with, or to sell or otherwise dispose of all or substantially all of our assets or stock to, or the acquisition of us by, another corporation or entity. Good Reason is defined as (i) the failure to continue the appointment of Mr. Shacknai as our Chairman and Chief Executive Officer, (ii) the reduction of Mr. Shacknai’s annual salary below the minimum amount specified in the agreement ($1,020,000), (iii) the material diminishing of Mr. Shacknai’s duties or responsibilities as our Chairman and Chief Executive Officer, (iv) the assignment to Mr. Shacknai of duties and responsibilities inconsistent with his position as Chairman and Chief Executive Officer, or (v) the relocation of our headquarters, in connection with a change in ownership or control, of more than thirty miles.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to Mr. Shacknai under his employment agreement. The payments were determined presuming that the following events each occurred on December 31, 2007, the last business day of fiscal 2007: (a) a change in control and qualifying termination of employment, (b) a change in control, (c) an involuntary termination without cause or resignation for good reason, (d) death, (e) disability, or (f) a voluntary termination with or without good reason. Excluded are benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our life and disability insurance policies. Also excluded are gross up payments for excise taxes that Mr. Shacknai may incur in the event of an involuntary/good reason termination (other than a change in control termination) that closely follows a change in control. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment Mr. Shacknai will receive the amounts reflected below:

Jonah Shacknai

		Value of	Continuation of	Stipend for
	Salary	Equity Award	Employment	Administrative	280G Tax	Total
Trigger	and Bonus(1)	Acceleration(2)	Benefits(3)	Support(4)	Gross Up(5)	Value

Change of Control and Qualifying Termination	$8,056,000	$2,076,284	$437,031	$300,000	$0	$10,869,315
Change of Control no Termination	0	2,076,284	0	0	0	2,076,284
Involuntary/Good Reason Termination	8,056,000	0	437,031	300,000	0	8,793,031
Death	2,120,000	0	96,034	0	0	2,216,034
Disability	3,180,000	0	437,031	0	0	3,617,031
Voluntary Termination	0	0	405,050	0	0	405,050

(1)	In the case of a change in control termination, represents a sum equal to four times Mr. Shacknai’s highest base salary in the last twelve months and average annual bonus amounts paid in the prior three years. In the case of an involuntary/good reason termination, represents a sum equal to four times Mr. Shacknai’s highest base salary in the last twelve months and average bonus amounts in prior three years, based on payment required for the balance of the contract term ending December 31, 2011. Mr. Shacknai’s prorated bonus (calculated through the date of termination) is excluded from the table as the triggering event occurs on the last day of the performance period. Mr. Shacknai’s actual bonus for 2007 is provided in the Summary Compensation Table. In the case of death, represents an amount equal to two times Mr. Shacknai’s current base salary. In the case of disability, represents an amount equal to 100% of Mr. Shacknai’s current base salary for 24 months and 50% of his base salary for the balance of the contract term ending December 31, 2011.

(2)	In the case of a change in control, with or without a termination, represents the intrinsic value of the accelerated vesting of restricted stock and stock options, based on the closing price of our common stock on December 31, 2007 of $25.97. In the case of an involuntary/good reason termination, death or disability, the intrinsic value of accelerated vesting of stock options was zero because the exercise price of Mr. Shacknai’s outstanding unvested stock options ($30.15 with respect to 20,417 unvested stock options and $32.41 with respect to 42,000 unvested stock options) was greater than the closing price of our common stock on December 31, 2007 of $25.97.

(3)	In the case of a voluntary termination, with or without good reason, represents an amount equal to medical and dental benefits that are payable for the life of Mr. Shacknai for himself, his spouse and his dependant children until they reach the age of 23. The amount reflected assumes rates under COBRA.

(4)	In the case of a change in control termination or involuntary/good reason termination, represents an annual stipend of $75,000 until the expiration of the contract term on December 31, 2011.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an

“excess parachute payment” resulting from a change in control. Given Mr. Shacknai’s prior five year’s compensation history, there would not be deemed any excess parachute payment and thus no tax gross up amount would be payable. These determinations are based on our best estimate of the individual’s liabilities under of Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 31, 2007.

Other Named Executive Officers

Executive Retention Plan.  On March 2, 1999, our board of directors authorized and adopted the Medicis Pharmaceutical Corporation Executive Retention Plan, or retention plan, effective on April 1, 1999. The retention plan was amended and restated in 2004. The purpose of the retention plan is to facilitate the exercise of best judgment and improve our recruitment and retention of key employees. Pursuant to the retention plan, certain key employees will receive a benefit allowance upon any of the following (which we refer to as a “change in control termination”): (i) an involuntary termination other than for good cause, or a termination of employment for good reason, in either case, that occurs within 24 months following a change in control, (ii) termination of employment due to death or disability within 12 months following a change in control, or (iii) certain involuntary terminations other than for cause that occur prior to a change in control. Upon any such change in control termination, persons who report directly to our Chief Executive Officer, including each of our named executive officers, and such others as may be designated by our Chief Executive Officer, would receive a benefit allowance of two times base annual salary and bonus (defined as the highest bonus paid to the participant in any year during our last three fiscal years), and insurance and retirement benefit payments for two years, and certain other key employees designated by our Chief Executive Officer would receive a benefit allowance of one times base annual salary and bonus, and insurance and retirement benefit payments for one year. In addition, should any of the above payments subject any participant in the retention plan to excise taxes under Sections 280G and 4999 of the Internal Revenue Code, we will pay the participant, within thirty days of the payments triggering such taxes, a gross up payment to cover any such tax and related payments. The participants in the retention plan also will receive reimbursement of all legal fees and expenses incurred as a result of termination, including those incurred to obtain or enforce any right or benefit provided by the retention plan. Given the contingent nature of such all legal fees and expenses, we have not valued them in the table set forth below. Mr. Shacknai, our Chief Executive Officer, does not participate in the retention plan. All payments under the retention plan are made in a lump sum within 30 days of such termination.

For the purposes of the retention plan, change in control is defined as (i) the acquisition by any person or group of beneficial ownership of 25% or more of the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, (ii) certain changes in the composition of our board of directors, or (iii) consummation by us of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, excluding those transactions where existing stockholders continue to hold more than 75% of the securities of the surviving entity, no new security holder will hold 25% or more of the surviving entity and individuals who were part of our board prior to the transaction will constitute at least a majority of the directors after the transaction.

For purposes of the retention plan, good reason is defined as (i) the employee’s duties, responsibilities or authority being materially reduced or diminished, (ii) the employee’s compensation or benefits being reduced from the level existing at the effective time of the change in control, (iii) we reduce the potential earnings of the employee under any performance based incentive plan in effect immediately prior to the date of the change in control that is disproportionate to any other executive employed by us or a successor entity, (iv) we amend or terminate any performance-based bonus or incentive plan in effect immediately prior to the change in control, or (v) we require the employee’s principal place of employment to be greater than twenty-five miles from the employee’s principal place of employment on the date of the change in control.

Employment Agreements.  We entered into an employment agreement with each of our named executive officers, other than Mr. Shacknai and Mr. Cooper, in July 2006. As described above, we entered into an agreement with Mr. Shacknai in July 1996 and amended the agreement in December 2005. These agreements provide, in part, for the payment of certain severance benefits, as follows:

•	In the event of a termination of the executive’s employment by us due to death or disability, we will pay one year’s base compensation following such termination.

•	In the event of termination of the executive’s employment without cause or by executive for good reason (as such terms are defined) (which we refer to as “a without cause/good reason termination”) we will pay the sum of (i) two times the highest rate of such executive’s annual base compensation in effect during the three years preceding the effective date of termination, (ii) two times the highest annual bonus received by such executive for a twelve month fiscal or twelve month bonus year in the three years preceding the effective date of termination, and (iii) a prorated bonus for the year in which the termination occurs based on the annual bonus most recently paid to the executive and the number of days the executive was employed during the year.

In addition to these severance amounts, all unvested stock options and restricted stock held by the executive will immediately vest as of the date of a without cause/good reason termination, death or termination due to disability. Executives eligible to receive these severance benefits will also receive, in a lump sum payment, an amount equal to two years of applicable COBRA premiums. In the event that any payment or benefit received by an executive in connection with a change in control or termination of the executive’s employment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of applicable taxes, will equal the total payments that the executive would have received absent such excise tax.

In the event the executive is terminated for cause based on (i) executive’s failure to substantially perform his duties or (ii) executive’s failure to perform his duties with appropriate diligence, effort and skill, which failures are not cured within 30 days following written notice, then we will pay the executive a severance amount equal to 1/12 of executive’s base salary. We also may elect to pay an additional amount based on 1/12 of the executive’s highest base salary in the preceding three years and 1/12 the executive’s highest annual bonus during the preceding three years multiplied by a multiplier, which may not exceed 21, subject to the executive executing a general release in our favor. In the table below, we have not valued any of these payments as they are subject to the discretion of the board and may vary from person to person.

All payments are to be made in a lump sum subject to the executive executing a general release in favor of Medicis and are generally payable in accordance with the short term deferral rules of Section 409A of the Internal Revenue Code requiring payments be made by the 15th day of the third month following the taxable year in which there no longer is a substantial risk of forfeiture of such amounts. Upon a change in control, our executive officers that participate in the retention plan and are a party to an employment agreement are entitled to which ever agreement provides the greatest benefits, but not to the benefits of both their agreement and the retention plan.

For the purposes of these agreements, good reason is defined as (i) we materially breach the salary and benefit obligations under the agreements not cured by us within fifteen days, (ii) a material, substantial and permanent reduction in the executive’s authority, (iii) a material change in the executive’s title, (iv) executive’s primary reporting relationship being changed such that executive no longer reports to an officer above the rank of Executive Vice President, or (v) a relocation of executive’s primary office location that would increase executive’s commuting distance greater than thirty-five miles from Scottsdale, Arizona.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers under their employment agreements (except for Mr. Cooper who is not a party to an employment agreement) and the retention plan. The payments were determined presuming that the following events each occurred on December 31, 2007, the last business day of fiscal 2007: (a) a change in control termination, (b) a change in control, (c) a without cause/good reason termination, or (d) death or disability. Excluded are benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our life and disability insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the named executive officers will receive the amounts reflected below:

				Continuation
			Value of	of
		Salary(1)(2)	Equity Award	Employment	280G Tax	Total
Name	Trigger	and Bonus	Acceleration(3)	Benefits(4)	Gross Up(5)	Value

Joseph P. Cooper	Change of Control and Qualifying Termination	$1,540,000	$1,106,070	$33,336	$684,588	$3,363,994
	Change of Control no Termination	0	1,106,070	0	0	1,106,070
	Without Cause/Good Reason Termination	0	0	0	0	0
	Death or Disability	0	0	0	0	0
Mark A. Prygocki	Change of Control and Qualifying Termination	1,802,500	992,755	33,336	0	2,828,591
	Change of Control no Termination	0	992,755	0	0	992,755
	Without Cause/Good Reason Termination	1,802,500	992,755	33,336	0	2,828,591
	Death or Disability	515,000	992,755	33,336	0	1,541,091
Mitchell S. Wortzman	Change of Control and Qualifying Termination	1,400,000	636,317	33,336	0	2,069,653
	Change of Control no Termination	0	636,317	0	0	636,317
	Without Cause/Good Reason Termination	1,400,000	636,317	33,336	0	2,069,653
	Death or Disability	400,000	636,317	33,336	0	1,069,653

(1)	In the case of a change in control termination, represents an amount equal to each executive’s highest base salary in the last twelve months and two times the highest annual bonus paid to each executive in the preceding three years. For each of Mr. Prygocki and Dr. Wortzman, in the case of a without cause/good reason termination, represents an amount equal to two times the sum of each executive’s highest base salary and highest annual bonus in the prior three years and, in the case of death or disability, represents an amount equal to one year of each executive’s current base salary. Prorated bonuses (calculated through the date of termination) are excluded from the table as the triggering event occurs on the last day of the performance period. See “Compensation Discussion and Analysis — Annual Performance Based Cash Bonuses”.

(2)	Excludes payments that may be made to each of Mr. Prygocki or Dr. Wortzman in the event of a termination for cause due to a failure to perform his duties, which has not been cured within thirty days’ notice of such failure, in which event we will pay each of Mr. Prygocki or Dr. Wortzman, as applicable, 1/36th of his current base salary on each of the 30th, 60th and 90th day after such termination, for a total payment of $42,917 and $33,333, respectively.

(3)	Represents the intrinsic value of the accelerated vesting of each executive’s unvested restricted stock and unvested stock options, based on the closing price of our common stock on December 31, 2007 of $25.97.

(4)	In the case of a change in control termination, represents an amount equal to two years of continued benefits. The amount reflected assumes rates under COBRA.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment”, resulting from a change in control. For Mr. Cooper, the amount reflected is based on our best estimate of each executive’s liabilities under of Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 31, 2007. For Mr. Prygocki’s and Dr. Wortzman’s, given each executive’s prior five year compensation history, there would not be deemed any excess parachute payment and thus no tax gross up amount would be payable.

Richard J. Havens

Richard J. Havens, our former Executive Vice President, Sales and Marketing, separated from the Company on April 1, 2008. See “Compensation Discussion & Analysis — Severance and Change of Control Agreements” for further information regarding his separation. Upon his separation from the Company, Mr. Havens became entitled to a total payment of $1,975,270 pursuant to a without cause termination under his employment agreement with us dated July 26, 2006, subject to his compliance with the surviving terms of his employment agreement, including the covenant not to compete, and his execution of a general release and waiver of claims in our favor. The payment is comprised of: $966,000, representing two times his fiscal year 2008 base salary; $870,000, representing two times the highest annual bonus received by Mr. Havens in any fiscal year in the three years preceding April 1, 2008; $92,299, representing Mr. Havens’ prorated bonus for fiscal year 2008; $33,345 representing an amount equal to two years of continued benefits for Mr. Havens’ and his dependents based on the current COBRA rates; $11,796, representing an amount equal to all of Mr. Havens’ accrued but unused vacation time; and $1,829, representing an amount equal to all of Mr. Havens’ accrued but unpaid salary for fiscal 2008. In addition, Mr. Havens’ outstanding unvested options covering 75,000 shares, all of which had a strike price above the closing price of our common stock on April 1, 2008, and 22,453 unvested restricted shares became fully vested on April 1, 2008, with an aggregate intrinsic value of $448,386, based on the closing price of our common stock on April 1, 2008 of $19.97 a share. With the exception of the amounts payable representing Mr. Havens’ accrued but unused vacation time and accrued but unpaid salary, which payments were made before April 4, 2008, all payments will be made on the earlier of January 2, 2009 or the 60th day following Mr. Havens’ “separation from service” as defined in Section 409A of the Internal Revenue Code. In connection with Mr. Haven’s separation we entered into an amendment to his employment agreement that clarified the timing of his severance payments in compliance with Section 409A of the Internal Revenue Code and which provided the general release executed by Mr. Havens.

On April 2, 2008, we entered into a consulting agreement with Mr. Havens. Pursuant to the consulting agreement, Mr. Havens has agreed to provide senior level consulting services to us in the areas of corporate development, strategic direction, business operations, corporate strategy, research and development and other areas as we may determine from time to time. He will be entitled to $430 per hour for his consulting services, and the term of the agreement is one year, subject to our right to extend the agreement for an additional period of one year. We have the right to terminate the agreement upon 24 hours notice to Mr. Havens. Specific projects will be assigned to Mr. Havens from time to time. See “Compensation Discussion & Analysis — Severance and Change of Control Agreements” for a more complete description of this consulting arrangement.

Stock Option and Compensation Committee Report

The Stock Option and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Stock Option and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2007 annual report on Form 10-K and in this proxy statement for the 2008 annual meeting of stockholders.

The Stock Option and Compensation Committee of the Board of Directors
Spencer Davidson
Arthur G. Altschul, Jr.
Michael A. Pietrangelo

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Medicis’ audited financial statements for the fiscal year ending December 31, 2007, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the three years in the period ended December 31, 2007 and the notes thereto.

Responsibilities.  The Audit Committee operates under a written charter adopted by the board. The role of the Audit Committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent auditors, Ernst & Young LLP, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.

Review with Management.  The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants.  The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Medicis’ accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting.

The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Public Company Accounting Oversight Board’s Rule 3600T, which adopts on an interim basis, Independence Standards Board Standard No. 1, as amended “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young LLP its independence from us.

Conclusion.  Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Audit Committee of the Board of Directors
Stuart Diamond
Philip S. Schein, M.D.
Arthur G. Altschul, Jr.

Independent Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2007 and 2006 as follows:

Type of Fees	Fiscal 2007	Fiscal 2006

Audit Fees	$1,065,330	$910,753
Audit-Related Fees	33,000	40,201
Tax Fees	79,184	98,886
All Other Fees	183,949	0

Total	$1,361,463	$1,049,840

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, the assistance with the review of our SEC registration statements and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities and tax consultations.

All Other Fees

For the fiscal year ending December 31, 2007, this category represents fees for pre-implementation reviews of our new enterprise resource planning system. We did not engage Ernst & Young LLP to provide any information technology services or any other services during the fiscal year ended December 31, 2006.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal year 2007 and 2006, all Audit fees, Audit-related fees, and Tax fees were approved by the Audit Committee directly.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Ernst & Young for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our board of directors approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. A related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each subsequently scheduled meeting, management shall present to the Audit Committee any material changes to any approved or ratified related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Medicis (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our board, one of our executive officers or a nominee to become a member of our board; (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

See Footnote 5 to the Summary Compensation Table regarding reimbursements of certain indemnification expenses to Messrs. Havens and Shacknai. There has not been any other transaction or series of related transactions to which we were a participant in the 2007 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2006 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2009 proxy statement, your proposal must be received by us no later than December 9, 2008, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws.  Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2009 annual meeting that will not be included in our proxy statement, you must comply with these procedures as described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 20, 2009 and later than February 19, 2009.

The bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

The bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (2) the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Secretary at our principal executive office, 8125 North Hayden Road, Scottsdale, Arizona 85258 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258, or contact Investor Relations by telephone at (602) 808-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Stock Option and Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

MEDICIS PHARMACEUTICAL CORPORATION

Jason D. Hanson,
Executive Vice President, General Counsel and
Corporate Secretary

MEDICIS PHARMACEUTICAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 20, 2008
9:30 a.m. local time
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch
7500 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Medicis Pharmaceutical Corporation 8125 North Hayden Road Scottsdale, Arizona 85258	proxy

This proxy is solicited by the Board of Directors of Medicis Pharmaceutical Corporation for use at the Annual Meeting of Stockholders of Medicis Pharmaceutical Corporation to be held on May 20, 2008 (“Annual Meeting”).
This proxy when properly executed will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted ‘‘FOR’’ all of the nominees for director named in Item 1 and “FOR” the ratification of the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2008 under Item 2.
By signing the proxy, you revoke all prior proxies and appoint Jonah Shacknai, Jason D. Hanson and
Mark A. Prygocki, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

     COMPANY #

There are three ways to vote your Proxy
A vote by telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (E.D.T.) on May 19, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/mrx
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (E.D.T.) on May 19, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” all of the nominees for director named in Item 1 and “FOR” the proposal under Item 2.

1.	Election of Directors:
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Spencer Davidson	☐	☐	☐	03 Peter S. Knight, Esq.	☐	☐	☐

	02 Stuart Diamond	☐	☐	☐

2.	Ratification of the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2008.	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” THE PROPOSAL.
Address Change? Mark Box:     ☐     Indicate changes below

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.